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                                                                   EXHIBIT 10.28

                            CO-DEVELOPMENT AGREEMENT

                                     BETWEEN

                                   BIOENVISION

                                       AND

                                  ILEX ONCOLOGY


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                                TABLE OF CONTENTS


CO-DEVELOPMENT AGREEMENT ...............................................  1

WITNESSETH .............................................................  1

1.   DEFINITIONS .......................................................  1

2.   CO-DEVELOPMENT PROGRAM ............................................  3

3.   CO-DEVELOPMENT FUNDING ............................................  6

4.   INCOME AND ROYALTY PAYMENTS .......................................  9

5.   SRI MILESTONE PAYMENTS ............................................ 11

6.   MARKETING ......................................................... 12

7.   SUBLICENSING ...................................................... 13

8.   PAYMENTS AND REPORTS .............................................. 14

9.   RECORDS ........................................................... 15

10.  MANUFACTURE ....................................................... 16

11.  OWNERSHIP OF THE TECHNOLOGY, TECHNICAL ............................ 16
     INFORMATION AND IMPROVEMENTS

12.  PATENT PROSECUTION ................................................ 17

13.  INFRINGEMENT BY THIRD PARTY ....................................... 17

14.  REVOCATION PROCEEDINGS ............................................ 18

15.  INFRINGEMENT OF THIRD PARTY RIGHTS ................................ 19

16.  REPRESENTATIONS ................................................... 19

17.  DISCLAIMER ........................................................ 21

18.  INDEMNIFICATION ................................................... 21

                                                                               i

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 19.  INSURANCE ......................................................... 23

 20.  TERM AND TERMINATION .............................................. 23

 21.  CONFIDENTIALITY; PUBLICATION; PUBLICITY ........................... 26

 22.  DISPUTE RESOLUTION ................................................ 28

 23.  ASSIGNABILITY ..................................................... 30

 24.  REFORM ............................................................ 30

 25.  WAIVER AND ALTERATION ............................................. 30

 26.  MARKING ........................................................... 31

 27.  IMPLEMENTATION .................................................... 31

 28.  GOVERNING LAW ..................................................... 31

 29.  EXPORTATION OF TECHNICAL INFORMATION .............................. 31

 30.  HEADINGS .......................................................... 31

 31.  PARTIES INDEPENDENT ............................................... 32

 32.  COUNTERPARTS ...................................................... 32

 33.  FORCE MAJEURE ..................................................... 32

 34.  SURVIVAL OF OBLIGATIONS ........................................... 32

 35.  NOTICE ............................................................ 33

      APPENDIX I - PATENTS AND PATENT APPLICATIONS ...................... 35

      APPENDIX II- CO-DEVELOPMENT AGREEMENT ............................. 36
      BETWEEN BIOENVISION AND SRI

      APPENDIX III - SLOAN-KETTERING INSTITUTE FOR
      CANCER RESEARCH AGREEMENT

                                                                              ii
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                            CO-DEVELOPMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into and effective this 12th day of March, 2001, by and between Bioenvision, Inc. having its principal place of business at One Rockefeller Plaza, New York, NY 10020, herein called "Bioenvision", and Ilex Oncology, Inc. having its principal place of business at 4545 Horizon Hill Blvd, San Antonio, Texas 78229-2263, herein called "Ilex".

                                   WITNESSETH

WHEREAS, Bioenvision has commercial rights that were licensed from Southern research Institute ("SRI") relating to the development and uses of a 2'-fluoro-2-halo substituted purine nucleoside, herein referred to as "Clofarabine", which has been shown to be effective in vitro and in vivo against hematologic malignancies; and

WHEREAS, Bioenvision recognizes that Ilex has expertise in the development of new drugs for clinical use, and

WHEREAS, Bioenvision recognizes that the development program for Clofarabine will be expedited by the expertise of Ilex, and

WHEREAS, Bioenvision has expertise and strategic relationships which may facilitate the development and marketing of Clofarabine outside of the United States and Canada;

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound thereby, the parties agree as follows:

                                 1. DEFINITIONS

As used herein the following terms shall have the meanings set forth below:


1.1 Affiliate means any corporation, firm, partnership or other entity that controls, is controlled by, or is under common control with a party hereto. For purposes of this Agreement, "control" means the ownership, whether direct or indirect, of fifty (50%) percent or more of the equity having the power to vote or otherwise direct the affairs of the entity.

1.2 Bioenvision means Bioenvision, Inc. and joint ventures, subsidiaries, or other business entities controlled directly or indirectly by Bioenvision or in which Bioenvision owns at least a majority interest.

1.3 Clofarabine means 2-ch1oro-9-(2-deoxy-2-fluoro-[Beta]-D-arabinofuranosyl)-9H-purin-6-amine.


                                                                               1

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1.4      Co-Development Program means the joint clinical development of the
         Technology by Bioenvision and Ilex.

1.5      Confidential Information has the meaning set forth in Article 21.1.

1.6      Damages has the meaning set forth in Article 18.1.

1.7 Field means, and is limited to, the practice of the Patent, Invention and Technical Information for use in the treatment of human cancer. For purposes of this Agreement, "cancer" shall mean any malignant tumor arising from or situated in either the hematological cell lines or solid organs or tissues within the human body. The cancer may be primary or secondary in origin."

1.8 Ilex means Ilex Oncology, Inc. and joint ventures, subsidiaries, or other business entities controlled directly or indirectly by Ilex or in which Ilex owns at least a majority interest.

1.9 Improvement or Improvements means those unencumbered technology advances in the formulation, manufacture or structure of Clofarabine or any Product made by or on behalf of Management during the term of this Agreement that are either within the scope of and would constitute an infringement of the Patent claims or use Technical Information and are within the Field.

1.10     Indemnified Party has the meaning set forth in Article 18.3.

1.11     Indemnifying Party has the meaning set forth in Article 18.3.

1.12     Invention or Inventions means (i) applications of the Technology or
         (ii) applications necessary for use of the Technology and claimed in any Patent, solely in the Field.

1.13 Management means the team established pursuant to Section 2.2, which shall be responsible for co-ordination and supervision of the Co-Development Program.

1.14 Net Sales Revenue means the gross amount recognized by a party or its Affiliates or sublicensees for the sale of Clofarabine or other Product(s) through normal distribution channels (as determined by generally accepted accounting principles and industry practices), less any deductions for value added taxes incurred, and not recovered by such party or the equivalent, or trade discounts, or returns, or such deductions that may be made from the sale price in the Territory.

1.15 Patent or Patents means the patents and/or patent applications, set forth in Appendix I, covering the Invention or Improvement as defined above, patents to be issued pursuant thereto, and all divisionals, continuations, continuations-in-part, reissues, substitutions, and extensions thereof, and any patent issuing on a patent application filed after the Effective Date of this Agreement which is included in the grant of license hereunder and any foreign counterparts of the foregoing. Appendix I lists the owner of each such Patent.


                                                                               2

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1.16     Product(s) means Clofarabine . which was licensed by Bioenvision from
         SRI and as set out in the SRI Agreement (as hereinafter defined), and includes other related purine nucleosides within the scope of the patent rights licensed in the aforementioned license.

1.17     Providing Party has the meaning set forth in Article 21.1.

1.18     Representatives has the meaning set forth in Article 21.1.

1.19 Technical Information means unencumbered published or unpublished confidential and proprietary information in the nature of research and development information, knowledge and technical data, together with trade secrets relating to the Products, including any inventions in the possession of and belonging solely to Ilex or Bioenvision on or prior to the Effective Date of this Agreement and which Ilex or Bioenvision, acting in good faith, believe to be useful in carrying out the co-development program, including that which comes into the possession of Ilex or Bioenvision during the term of this Agreement as a result of activities carried out under this Agreement.

1.20 Technology means the patented and unpatented, patentable and unpatentable proprietary Technical Information related to the Products for use in the Field which is owned or possessed by Bioenvision with rights to sublicense and is made available to Ilex pursuant to this Agreement.

1.21 Territory means worldwide, with the exception of Japan and Southeast Asia (as defined in the Agreement between SRI and Bioenvision - Appendix II).

1.22 SRI Agreement means, collectively, the Co-Development Agreement between Bioenvision and SRI dated August 31, 1998 (Appendix II to this Agreement) and the accompanying inter-institutional agreement between SRI and Sloan-Kettering Institute for Cancer Research ("MSK") (Appendix III to this Agreement), in each case, as amended (if amended).


                            2. CO-DEVELOPMENT PROGRAM

2.1 The parties to this Agreement hereby agree to jointly co-develop Clofarabine for commercialization according to the terms of this Agreement. This Agreement supersedes all other written or verbal agreements, express or implied, between Ilex and Bioenvision relating to the subject matter hereof. Ilex shall be responsible for conducting all clinical trials and the filing and prosecution of all applications with applicable USA and Canadian regulatory authorities and all regulatory filings in the USA and Canada shall be in the name of Ilex. Ilex shall use all reasonable efforts to complete such actions and to obtain applicable regulatory approvals as promptly as practicable. In this regard, the parties contemplate attempting to obtain "orphan drug" status for Clofarabine but acknowledge that it may be necessary to seek regulatory approval on a different basis, Bioenvision shall be responsible for conducting all clinical trials and the filing and prosecution of all applications with applicable regulatory authorities other than in the USA and Canada and all such filings shall be in the name of Bioenvision.



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2.2      Ilex shall be responsible for meeting the milestones and timetable set forth below:

               Milestone                       Completion Date
               ---------                       ---------------

Completion of Pivotal Phase II Trials   Ilex to use all reasonable efforts to
                                        cause such trials, as designed by
                                        Management, to be completed not later
                                        than 31 December 2002, but the parties
                                        acknowledge and agree that such trials
                                        may not be completed by such date
                                        notwithstanding Ilex's best efforts. The parties agree that if the trials are not completed by 31 December 2002, but are still ongoing and progressing to completion within a reasonable timeframe thereafter, the Milestone date shall be adjusted, accordingly.

Filing of New Drug Application with US  Not later than August 31, 2003; provided
Food and Drug Administration            that such date is consistent with the
                                        agreed upon regulatory strategy with the FDA and that the deadline shall be continued through the period ending on January 1, 2004 so long as Ilex continues to use all reasonable efforts to complete the filing in due form as promptly as reasonably practicable during such extended period. The parties acknowledge and agree that Bioenvision may agree to extend the deadline beyond
                                        January 1, 2004 upon request by Ilex,
                                        which agreement shall not be
                                        unreasonably withheld.

2.3 Management team ("Management") shall be established which will direct and supervise the Co-Development Program of Clofarabine or any Product and which will co-ordinate the marketing strategy for Clofarabine or any Product. The Management shall consist of four people, with two representatives appointed by each of Bioenvision and Ilex. Bioenvision and Ilex may change their respective representatives at any time. Additional members of Management may be added but at all times the equal balance of representatives from each party shall be maintained. The Management shall be responsible for approving the annual development plans for the Co-Development Program, as well as, the annual budget proposals and manufacturing, pre-marketing and marketing strategies for Clofarabine or any other Product. The Management will promptly share with SRI all information generated under the Co-Development Program pursuant to the confidentiality provisions of
         Article 21 and with particular respect to the preclinical studies and clinical trials. Upon commercialization of the Product(s), the Management will provide SRI with quarterly updates (which may be oral unless otherwise requested by SRI) in reasonable detail, describing the Management's plans, activities and accomplishments. The Management shall be established within thirty (30) days of signing of this Agreement.



                                                                               4

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2.4      Notwithstanding Article 2.2 above, Ilex shall have the lead (and controlling vote for the Management) role in designing and executing the Co-Development Program, including, without limitation, any development issue and any strategic marketing issues as described in
         Article 6, in the USA and Canada. In establishing the development program and marketing strategy for the USA and Canada, ILEX will give due regard to the effects, both positively and negatively, on Bioenvision' s development and/or marketing strategy for Europe.

2.5 Notwithstanding Article 2.2 above, Bioenvision shall have the lead role and controlling vote in designing and executing the Co-Development Program, including, without limitation, any development issue and any strategic marketing issues as described in Article 6, in all other territories outside the USA and Canada.

2.6 Both parties to this Agreement acknowledge the SRI Agreement. Except as set forth herein, the rights of either party to this Agreement are subject to and limited by the terms and conditions of the SRI Agreement.

2.7 The parties will promptly share all information generated under the Co-Development Program pursuant to the confidentiality provisions of
         Article 21 and including, without limitation, all information with respect to market analysis, competitor position, pre-clinical studies and clinical trials, the filing of any applications with the US Food and Drug Administration or similar Canadian authority and the manufacture and testing of different formulations and preparations of Clofarabine or any related Product which is the subject of this Co-Development Agreement.

2.8 Within ninety (90) days of the effective date of this Agreement, the Management shall prepare a Development Plan for Clofarabine. This plan shall describe the commercial strategy, clinical trial proposals and assessment of the market potential for Clofarabine.


                                                                               5


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                            3. CO-DEVELOPMENT FUNDING

3.1 Ilex shall pay all costs and expenses of any work deemed necessary for the development of Clofarabine or any Product in the USA and Canada, and this shall include, but shall not be limited to, clinical trials, the manufacture of bulk drug substance and finished Product, the filing of any applications with the US Food and Drug Administration or similar Canadian authority and the manufacture and testing of different formulations and preparations of Clofarabine or any related product which is the subject of this Co-Development Agreement.

3.2 Bioenvision and Ilex shall share equally in the costs and expenses of the development of Clofarabine or any Product in any other countries within the Territory other than the USA and Canada, pursuant to a development plan and budget which is approved by Management on an annual basis. Ilex's consent, via the Management, shall be required for any budgetary matter which is to be cofunded by Ilex, such consent not to be unreasonably withheld. Notwithstanding, Ilex agree to provide a minimum of $1 million in the first two years from the Effective Date for the clinical development of Clofarabine or any Product outside the USA and Canada. If additional money, over and above that agreed to by Ilex via the Management, shall be required, for whatever reason, for the proper development of Clofarabine or any Product outside the USA and Canada Bioenvision may elect to spend the additional money for such development and such additional money shall be credited to Bioenvision against future royalty payments to Ilex and at the rate of $1.5 for every $1 of additional expenditure.

3.3 This Agreement shall become immediately effective upon closing as hereinafter described. Prior to closing, Ilex and Bioenvision shall each deliver three originals of this Agreement, fully executed, to Bioenvision's counsel, Piper, Marbury, Rudnick & Wolfe LLP, at 1251 Avenue of the Americas, 29th Floor, New York, New York 10020-1104. At closing, Ilex shall pay to Bioenvision the sum of US$1.35 million, minus US $250,000 which was previously paid by Ilex to Bioenvision upon signature of the Terms for a Co-Development Agreement, for a total of US$1.1 million to be paid by Ilex by irrevocable wire transfer of immediately available federal funds to an account for the benefit of Bioenvision, which shall be notified in writing to Ilex, where such funds shall be held in escrow pending completion of the closing. The closing shall be completed promptly upon confirmation by Bioenvision's counsel of receipt of such funds and delivery by such counsel of an original Agreement executed by each party to the other party. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed effective until confirmation of receipt of such US$1.1 million in immediately available federal funds in the account for the benefit of Bioenvision.

         In addition, if the FDA agrees that the existing Clofarabine Toxicology package contained in the Investigators IND, filed by the University of Texas MD Anderson Cancer Center, is sufficient for Ilex's NDA, and Ilex will not be required to do additional cGMP animal toxicity studies to continue or complete the clinical trials, then Ilex shall promptly pay via wire transfer to Bioenvision an additional $150,000. Otherwise, Ilex shall use the $150,000 to defer its costs for the required additional toxicology studies on an as-costs-are-incurred basis, and refund to Bioenvision any remainder of the $150,000 once all toxicology studies are fully paid for.

3.4 Ilex agrees to pay Bioenvision an additional sum of US$2.5 million by irrevocable wire transfer of immediately available federal funds immediately after completion of the Management designed pivotal Phase II clinical trial of Clofarabine. Completion, for this purpose, shall mean the date on which all patients will have finished treatment as defined in the protocol for the Phase II clinical trial.

3.5 Ilex is hereby granted an option to purchase US$1 million of Bioenvision common stock at the Market Value per each such share. Such option shall become exercisable upon completion of the Phase II clinical trial referred to in Article 3.4 and shall also expire 30 days after completion of the Phase II trial referred to in Article 3.4. The Market Value per each share of Bioenvision common stock shall equal the average of the Market Price per each such share for on each of the 10 Trading Days immediately prior to the date of exercise of the option. "Market Price" means, with respect to the shares of common stock of Bioenvision on any applicable Trading Day, (a) if the shares are listed or admitted for trading on any national securities exchange or included in the NASDAQ National Market or NASDAQ SmallCap Market, the last reported sales price as reported on such exchange or market; (b) if the shares are not listed or admitted for trading on any national securities exchange or included in the NASDAQ National Market or NASDAQ SmallCap Market, the average of the last reported closing bid and asked quotation for the shares as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such information; (c) if the shares are not listed or admitted for trading on any national securities exchange or included in the NASDAQ National Market or NASDAQ SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation). In the absence of any available public quotations for the Common Stock, the Board of Directors of Bioenvision shall determine in good faith the Market Price of the common stock, which determination shall be set forth in a certificate by the Secretary of the Company. "Trading Day" means any day on which the common stock of Bioenvision is quoted for trading on any national securities exchange, The NASDAQ National Market, the NASDAQ SmallCap Market, the NASDAQ or a similar service, or by a market maker in the "pink sheets" or a similar service or, if the common stock is not customarily quoted for trading in any of those venues (excluding weekends and holidays and similar customary days on which such trading does not occur), then any day other than a Saturday, Sunday, or other day on which commercial banks in the State of New York are authorized or required by law to close. In exercising the option Ilex shall not make use of material non-public information and shall comply with applicable law. This option shall be non-transferable.


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3.6      Ilex agrees to pay to Bioenvision the sum of US$5,000,000by irrevocable wire transfer of immediately available federal funds within five (5) days after submission by Ilex of a new drug application ("NDA") with the United States Food and Drug Administration ("FDA") for the use of Clofarabine or other Product in the treatment of chronic lymphocytic leukemia ("CLL"). If an NDA is filed for the use of Clofarabine or other Product in the treatment of an acute leukemia prior to the submission for the treatment of chronic leukemia Ilex shall pay to Bioenvision the sum of $500,000. The sum of $4,500,000 shall then be paid upon submission of the NDA for the use of Clofarabine or other Product to treat chronic leukemia. If Ilex fails to submit the NDA for the use of Clofarabine or other Product for chronic leukemia, lymphoma or solid tumors within twelve (12) months of submitting the NDA for acute leukemia the payment to Bioenvision of the $4,500,000 shall be made, If Ilex fails to file the NDA for chronic leukemia or solid tumors then Bioenvision shall have the right to make such a filing.

3.7 Ilex is hereby granted an option to purchase an additional $2,000,000 of Bioenvision common stock at the Market Value per each such share. Such option shall become exercisable upon filing an NDA in the USA or Canada referred to in Article 3.6 and shall expire 30 days after submitting the NDA referred to in Article 3.6. The Market Value shall be determined, as of the applicable exercise date pursuant to this
         Article 3.7, in accordance with the procedures for determination of Market Value set forth in Article 3.5 above. In exercising the option Ilex shall not make use of material non-public information and shall comply with applicable law. This option shall be non-transferable.

3.8 Ilex agrees to pay all costs and expenses of prosecuting, filing and maintaining Patents and defending revocation proceedings on Patents and Patent applications on Clofarabine or any Product or Improvement within the USA and Canada.

3.9 Bioenvision agrees to pay all costs and expenses of prosecuting, filing and maintaining Patents and defending revocation proceedings on Patents and Patent applications on Clofarabine or any Product or Improvement in all other countries within the Territory other than the USA and Canada.



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                         4. INCOME AND ROYALTY PAYMENTS

4.1 If Ilex and Bioenvision separately market Clofarabine or any Product for sale for use in the Field in the same area within the Territory then the terms of the separate agreements shall apply as if Ilex and Bioenvision were marketing Clofarabine or any Product for sale for use in the Field in different areas within the Territory.

4.2 If Ilex and Bioenvision shall combine to market Clofarabine or any Product for sale for use in the Field in any area within the Territory a royalty of 7% shall be paid to SRI and the sales shall be considered as a sale by Ilex for calculation of the milestone payments referred to in Articles 5.1 and 5.2.

4.3 Ilex will pay total royalties to Bioenvision for all direct sales of Clofarabine or any Product by Ilex, its Affiliates and Sublicensees, for use in the Field within the Territory according to the following schedule and to the provisions of Article 4.8:

           Annual Net Sales        Nominal Royal         Total Royalty
         Revenue ($Million)    (% Net Sales Revenue) (% Net Sales Revenue)
         -----------------      -------------------   -------------------
               0- 30                     7                   8.75
         greater than 30-100             9                  11.25
         greater than 100-200           10                  12.50
         greater than 200--500          12                  15.00
                500+                    15                  18.75

4.4 In countries where Bioenvision has made direct sales of Clofarabine or any Product for use in the Field within the Territory, Bioenvision shall pay net royalties to Ilex according to the following schedule and the provisions of Article 4.8:

           Annual Net Sales        Nominal Royal          Net Royalty
         Revenue ($Million)    (% Net Sales Revenue) (% Net Sales Revenue)
         -----------------      -------------------   -------------------
               0- 30                      7                  3.5
         greater than 30-100              9                  5.5
         greater than 100-200            10                  6.5
         greater than 200--500           12                  8.5
                500+                     15                 11.5

4.5 In any country within the Territory where Clofarabine or any Product is sold by a third party, such as a distributor, wholesaler, or marketing company, for use in the Field any payments made by the third party as part of the acquisition of rights to sell or distribute Clofarabine or any Product, (as distinct from payments for Products sold or the payments with respect to which royalties are incurred under this Agreement or the SRI Agreement), shall be shared equally between Ilex, SRI and Bioenvision.



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4.6      If the rights to market Clofarabine or any Product for use in the field are acquired by a third party in any country within the Territory any payment made by the third party as part of the acquisition of rights to sell Clofarabine or any Product (other than royalty payments for Net Sales Revenue) shall either (i) be divided equally between Ilex, SRI and Bioenvision, in which case SRI shall have no reserve rights to receive royalty payments or other payments, or (ii) be divided between the parties in the ratio Ilex 37.5%:Bioenvision 37.5%: SRI 25%, in which case SRI shall reserve the right to receive royalty payments and other payments, the terms of such payments to be negotiated in good faith by the parties.

4.7 If the rights to manufacture Clofarabine or any Product for use in the Field are assigned to a third party in any country within the Territory, all payments received from such third party as part of the acquisition of rights to manufacture Clofarabine or any Product shall be distributed by Bioenvision equally between Bioenvision, Ilex, and SRI.

4.8      Except as provided under this Agreement, all payments due under this
         Article 4 shall take account of royalties due under the SRI Agreement and such payments shall be shared equally between Ilex and Bioenvision. In particular, any royalties to be paid by Ilex or any Ilex sublicensee shall be considered for the purposes of this Agreement to be royalties under the terms of an acquisition as defined in Article 5A of the Co-Development Agreement between SRI and Bioenvision, which terms may be subject to amendment by SRI and Bioenvision, and under any such amendment Bioenvision shall pay to SRI not less than one-half (1/2) of the royalties received from Ilex. This shall mean that if royalty-bearing sales are made pursuant to Article 4.3 hereof, then for the share of royalty payments received by Bioenvision from Ilex that Bioenvision must pay to SRI, as part of the SRI Agreement, Ilex shall contribute 25% of the total amount due. For example, if Bioenvision shall receive $100 in royalty from Ilex (sometimes hereinafter referred to as "Nominal Royalty") it shall be required to pay SRI not less than the sum of $50 of which Ilex shall contribute one-half of $50, or in this example $25. This shall mean that in this example Ilex will pay $125 (sometimes hereinafter referred to as "Total Royalty") to Bioenvision. This Article shall further mean that if Bioenvision makes sales pursuant to Article 4.4, then all royalty payments owed by Bioenvision to SRI shall be paid as set out in the SRI Agreement, but that Ilex shall contribute one-half of the royalty payments. For example of every $100 of Net Sales Revenue made by Bioenvision, $7 shall be paid as royalty to SRI. In this example, on annual net sales revenue up to $30 million, $7 of every $100 of Net Sales Revenue would be due as nominal royalty to Ilex, but $3.50 of that amount would be used as Ilex's contribution to the royalty paid to SRI, and only the remaining $3.5 would be due and paid to Ilex.



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4.9      It is agreed among the Parties that performance by Ilex of its commitment to pay milestone payments to SRI as set forth below in
         Article 5 shall eliminate any requirement by Ilex to share in any payment which Bioenvision may otherwise make to SRI for profit sharing under the SRI Agreement.

                            5. SRI Milestone Payments

5.1 As partial consideration for SRI agreeing to the other terms and conditions set forth herein, Ilex shall pay directly to SRI, pursuant to payment instructions provided in Article 5.4 herein, the following milestone payments, based solely on the Net Sales Revenue by Ilex, its Affiliates and/or any Ilex sublicensees (excluding direct sales by Bioenvision or its Affiliates and any Bioenvision sublicensee other than Ilex) of Clofarabine or other Product during the Term of this Agreement. In each case, the payment shall be made within forty-five
         (45) days after milestone achievement with Ilex informing SRI in writing within the first thirty (30) days of milestone achievement that the milestone in question has been achieved.

         The milestone payments shall be as follows:

         a) The earlier of the first calendar year when (i) Ilex obtains $30,000,000 in annual Net Sales Revenue or (ii) Ilex achieves $150,000,000 in total cumulative Net Sales Revenue, Ilex shall make a payment of $1,000,000;

         b) The earlier of the first calendar year when (i) Ilex obtains $40,000,000 in annual Net Sales Revenue or (ii) Ilex achieves $200,000,000 in total cumulative Net Sales Revenue, Ilex shall make a payment of $1,000,000;

         c) The earlier of the first calendar year when (i) Ilex obtains $50,000,000 in annual Net Sales Revenue or (ii) Ilex achieves $250,000,000 in total cumulative Net Sales Revenue, Ilex shall make a payment of $3,000,000;

         d) The earlier of the first calendar year when (i) Ilex obtains $100,000,000 in annual Net Sales Revenue or (ii) Ilex achieves $500,000,000 in total cumulative Net Sales Revenue, Ilex shall make a payment of $20,000,000;

         e) The earlier of the first calendar year when (i) Ilex obtains $200,000,000 in annual Net Sales Revenue or (ii) Ilex achieves $1,000,000,000 in total cumulative Net Sales Revenue, Ilex shall make a payment of $40,000,000;

         f) The earlier of the first calendar year when (i) Ilex obtains $500,000,000 in annual Net Sales Revenue or (ii) Ilex achieves $2,500,000,000 in total cumulative Net Sales Revenue, Ilex shall make a payment of $40,000,000.

5.2 In addition, Ilex shall also pay directly to SRI, a milestone payment of $10,000,000, pursuant to payment instructions provided in Article
         5.4 herein, upon receipt by Ilex of the First FDA approval in the United States to market Clofarabine or other Product for the treatment of any of the following types of cancer: breast cancer, colon cancer, non-small cell lung cancer or prostate cancer. The payment shall be made within forty-five (45) days after milestone achievement with Ilex informing SRI in writing within the first thirty (30) days that the milestone has been achieved. It is hereby agreed that it is the intention of Ilex to investigate the clinical efficacy of Clofarabine or any Product for the treatment of the cancers referred to in this Article.

5.3 All payments to SRI due under this Agreement shall be made by electronic transfer of funds in U.S. dollars to:

         AmSouth Bank
         Account No. 01389483
         Routing No. 062000019
         For Intellectual Property


                                  6. MARKETING

6.1 The rights and entitlements to market Clofarabine granted to Bioenvision by the SRI Agreement shall remain the exclusive property of Bioenvision until the completion of the Co-Development Program. The completion of the program shall mean the filing of a product license in the USA. Upon completion of the Co-Development Program in the USA and Canada, Ilex shall have the controlling vote in any Management determination to transfer marketing rights for Clofarabine or any Product in the USA and Canada, and if required by the Management, Bioenvision, in accordance with the terms of this Agreement and the SRI Agreement, shall grant an exclusive license to Ilex to market and sell Clofarabine or any such Product in the Field in these countries including the right to sublicense the same, as described in Article 7.1 The exclusive license grant by Bioenvision shall include exclusive rights in the USA and Canada to manufacture, have manufactured, use, market and sell Clofarabine or any product in the Field under Patents and Technology, subject to continued payment of royalties and milestone amounts as provided in this Agreement and to other customary license terms and conditions, such as compliance with FDA good manufacturing procedures and applicable marketing and sales regulations. This exclusive license shall remain in full force and effect so long as Ilex performs its obligations as set forth herein, and Bioenvision will execute such documents as may be requested by Ilex to attest to the transfer to Ilex of such license rights. No sublicense shall be granted hereunder and no right shall be implied to Ilex if Ilex breaches its obligations under this Agreement. No license grant by Bioenvision covering rights in the USA and Canada shall restrict Bioenvision's rights and entitlements outside the USA and Canada.

6.2 Upon every exclusive license granted by Bioenvision, Ilex shall grant a corresponding exclusive license to Bioenvision with respect to Improvements, on substantially the same terms and conditions, consistent with this Agreement except the exclusive right shall pertain to areas outside the USA and Canada.

                                 7. SUBLICENSING

7.1 The exclusive license granted to Ilex in Article 6.1 shall include the right by Ilex to sublicense the marketing and sale of Clofarabine or any Product directly to any Ilex sublicensee ("Sublicensee") in the Field for the USA and Canada, provided such sublicense is in accordance with this Article 7 and is consistent with the rights of Bioenvision as licensor under the license to be granted to Ilex pursuant to Article 6.1.

7.2 Ilex will keep Bioenvision routinely updated on progress of discussions and negotiations with potential sublicensees. The parties agree that sublicense agreements shall conform in all material respects to the terms and conditions of this Agreement and that such sublicense agreements shall not contravene or in any way negate the original license Agreement between Bioenvision and SRI. In no event shall Ilex grant to its sublicensees any rights of Bioenvision not conveyed by this Agreement. Any such purported sublicense not in strict conformance with this Agreement shall be null and void.

7.3 If this Agreement is terminated for any reason, any sublicense granted by Ilex hereunder shall automatically transfer to Bioenvision. Ilex shall execute such documents as may be requested by Bioenvision to effect the transfer to Bioenvision of such sublicense and all of the rights of Ilex thereunder including, but not limited to, the right to receive any payments due under such sublicense.

7.4 If all or part of any rights granted to Ilex by this Agreement are acquired, directly or indirectly, by a third party from Ilex whether by sublicense or otherwise, all current or future payments derived by Ilex from the transfer, whether in cash, shares, property or any other form of payment, including but not limited to up-front payments, and milestone payments will be divided according to the terms of Article
         4.6 and the other applicable terms and conditions of this Agreement shall apply to such payments and to the other terms and conditions of such arrangement. For purposes of royalty payment only, sales of Ilex Sublicensees shall be considered to be sales by Ilex.

                             8. PAYMENTS AND REPORTS


8.1      All payments owed to Bioenvision by Ilex shall be paid within fifteen
         (15) days after the end of the month in which the payments are received by Ilex except as stated otherwise elsewhere in this Agreement and except for royalties as a result of direct marketing of a Product by Ilex.

8.2 Royalties owed to Bioenvision as a consequence of direct marketing of a Product by Ilex, shall be due for each calendar quarter beginning with the first calendar quarter in which sales occur and shall be paid to Bioenvision within fifteen (15) days following the last day of the applicable calendar quarter.

8.3      All payments owed to Ilex by Bioenvision shall be paid within fifteen
         (15) days after the end of the month in which the payments are received by Bioenvision except as stated otherwise elsewhere in this Agreement and except for royalties as a result of direct marketing of a Product by Bioenvision.

8.4 Royalties and profit-sharing compensation owed to Ilex as a consequence of direct marketing of a Product by Bioenvision shall be due for each calendar quarter beginning with the first calendar quarter in which sales occur and shall be paid to Ilex within fifteen (15) days following the last day of the applicable calendar quarter.

8.5 Unless otherwise specified under this Agreement, all payments by one party to this Agreement to another party to this Agreement shall be made in immediately available funds in U.S. dollars by wire transfer and delivered to the applicable address of the payee specified in
         Article 34 or an address designated in writing by the applicable payee party from time to time.

8.6 With respect to payments with regard to any non-dollar denominated amounts, such amounts shall be deemed to have been converted into U.S. Dollars at the conversion rate(s) published in The Wall Street Journal (Eastern Edition) as of the last day of the applicable period (quarter or month or such other period as may be applicable) for which such payment is due, and payment shall be made by the applicable payor party to this Agreement in U.S. Dollars of the amount due under this Agreement in respect of such amount.

8.7 Notwithstanding anything to the contrary contained in this Agreement, in the event that either party is prevented from making any payment under this Agreement by virtue of restrictions on currency conversion or repatriation under the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which accrued to the account of the party concerned in a bank acceptable to that party in the country whose currency is involved.

8.8 Payments to either party hereunder shall be deemed paid as of the day on which they are received at the address of the payee party designated pursuant to Article 34. Any part of a payment which is not paid on or before the date when due shall accrue interest thereon from such date until the date of its payment in full at two (2) percentage points over the per annum interest rate published from time to time as the "Prime Rate" in The Wall Street Journal (Eastern Edition), but in no event shall such rate exceed the maximum rate permitted by applicable law.

8.9 All foreign taxes, assessments and fees of any nature levied or incurred on account of any payments accruing under this Agreement will be assumed and paid by the party owing the payments and not deducted from payments owed to the other party.

8.l0 If Ilex shall market Clofarabine or any Product in the USA and Canada under the exclusive license granted in Article 6.1 hereof, Ilex shall deliver to Bioenvision within forty-five (45) days after the end of each calendar quarter a report, certified by the chief financial officer (or equivalent) of Ilex, setting forth in reasonable detail the calculation of payments made or received by Ilex during the quarter and for each calendar quarter, including gross sales, net sales, value added taxes, number of units sold, unit price, royalties by net sales range and the like on a country-by-country basis by Ilex, Sublicensees, joint ventures and their Affiliates.

8.11 If Bioenvision shall market Clofarabine or any Product in the countries within the Territory other than the USA and Canada, Bioenvision shall deliver to Ilex within forty-five (45) days after the end of each calendar quarter a report, certified by the chief financial officer (or equivalent) of Bioenvision, setting forth in reasonable detail the calculation of payments made or received by Bioenvision during the quarter and for each calendar quarter, including gross sales, net sales, value added taxes, number of units sold, unit price, royalties by net sales range and the like on a country-by-country basis by Bioenvision, Sublicensees, joint ventures and their Affiliates.

8.12 All payments by Ilex under this Agreement shall be made in U.S. dollars unless the parties otherwise agree.

                                   9. RECORDS

9.1 Bioenvision shall maintain accurate records of all of its operations affecting payments hereunder, and shall permit Ilex or its duly authorized agent to make a reasonable number of reasonable inspections (no more than once, annually) of all such records and to make copies of or extracts from such records during regular business hours but without disruption of business activities throughout the term of this Agreement and for a period of three (3) years thereafter. All such inspections and copying shall be subject to mutually acceptable agreements to maintain the confidentiality and restrict the use of such information. The fees charged for an Ilex authorized audit shall be paid by Ilex; provided, however, that if an audit discloses an underpayment by Bioenvision of more than five percent (5%) for such audited period, Bioenvision shall pay the reasonable fees and expenses charged by the firm conducting the audit.

9.2 Ilex shall maintain accurate records of all of its operations affecting payments hereunder, and shall permit Bioenvision or its duly authorized agent to make a reasonable number of reasonable inspections (no more than once, annually) of all such records and to make copies of or extracts from such records during regular business hours but without disruption of business activities throughout the term of this Agreement and for a period of three (3) years thereafter. All such inspections and copying shall be subject to mutually acceptable agreements to maintain the confidentiality and restrict the use of such information. The fees charged for a Bioenvision authorized audit shall be paid by Bioenvision; provided, however, that if an audit discloses an underpayment by Ilex of more than five percent (5%) for such audited period, Ilex shall pay the reasonable fees and expenses charged by the firm conducting the audit.


                                 10. MANUFACTURE

10.1 If Ilex is granted an exclusive license to manufacture Clofarabine or any Product in the USA and Canada under Article 6.1 of this Agreement, this exclusive license shall in no way limit Bioenvision from manufacturing Clofarabine outside the USA and Canada. Both parties shall exchange information that may be useful for the manufacture of the Product.

10.2 If Ilex shall grant a sublicense of the rights within the USA and Canada in accordance with the terms of this Agreement, such sublicense may include the rights to manufacture the Product in the relevant country.

                   11. OWNERSHIP OF THE TECHNOLOGY, TECHNICAL
                          INFORMATION AND IMPROVEMENTS


11.1 Ilex and Bioenvision shall each retain full ownership of their existing intellectual property rights including rights in the process of being protected and rights conceived but not yet reduced to practice as of the Effective Date. To the extent existing intellectual property rights of Bioenvision fall within the definitions of Patents, Technology, Technical Information and Improvements, as set forth in this Agreement, such rights shall be included in any license or other operating rights granted to Ilex under the Terms hereof. Ilex agrees not to directly or indirectly contest any of Bioenvision's intellectual property rights licensed to Ilex hereunder and to use all commercially reasonable efforts to support Bioenvision in that regard against any adverse third party claim.

11.2 All Improvements developed under projects funded, in whole or in part, by this Agreement shall be owned by the Party or Parties who fund the project, in question, and shall be included in the licenses or transfer of rights contemplated by this Agreement. In the event that a conflicting obligation prevents SRI from including such an Improvement, Bioenvision shall use reasonable efforts to assist Ilex to obtain rights from the appropriate third party or parties. If the party that owns an improvement elects not to pursue patent coverage for that improvement then either of the other parties may file in the name of all parties.


                             12. PATENT PROSECUTION


12.1 Ilex shall bear all expenses related to the filing, prosecution or maintenance of all Patents, and Improvements relating to the Product in whole or in part in the USA and Canada as provided in Article 3.8 hereto. Bioenvision shall provide Ilex with a detailed summary of such costs as incurred by Bioenvision and/or SRI. Outside of the USA and Canada, such patent filing, prosecution and maintenance costs shall be shared 50/50 in those territories and countries where Bioenvision and Ilex co-market Clofarabine or any other Product, and paid solely by Bioenvision in countries or territories where Bioenvision or another Bioenvision sublicensee is marketing Clofarabine or any other Product.

12.2 Bioenvision shall promptly furnish to Ilex copies of all documents received by Bioenvision relating to the filing of future patents relating to the Patents or any Improvements.

12.3 Bioenvision shall provide Ilex with draft copies of all correspondence and filings and related prosecution documents received by it on the Patents and Improvements relating to the Product and Ilex shall promptly provide comments, if any, to Bioenvision. Bioenvision shall confer with Ilex regarding prosecution tactics and strategy. Bioenvision shall have the right to take such actions as are reasonably necessary, in its good faith judgement, to preserve all rights under the Patents and Improvements owned by, or licensed exclusively to Bioenvision under the SRI agreement throughout the Territory. As soon as practical, subsequent to the filing of any prosecution document, Bioenvision shall provide Ilex with a copy of such document. In addition, Bioenvision shall copy Ilex with any official office action and Bioenvision responses and submissions.


                         13. INFRINGEMENT BY THIRD PARTY


13.1 Either party shall notify the other party of any suspected infringement by a third party of a Patent in the Field and the Territory, and each party shall inform the other of any evidence of such infringement(s).

13.2 Bioenvision shall have the first right to institute suit for infringement(s) in the Field and Territory. At Bioenvision's expense, Ilex will reasonably assist Bioenvision in such prosecutions if so requested by Bioenvision, and will lend its name to such actions if requested by Bioenvision or required by law to prosecute, defend or maintain any such action. Notwithstanding the foregoing, Ilex shall have the right to participate and be represented in any such prosecutions by its own counsel at its own expense.

13.3 If Ilex notifies Bioenvision of its desire to institute suit for infringement(s) and Bioenvision fails to exercise its first right to do so within ninety (90) days of such notice, then Ilex may, at its own expense, bring suit or take any other appropriate action. At Ilex's expense, Bioenvision will reasonably assist Ilex in such prosecutions if so requested by Ilex, and will lend its name to such actions if requested by Ilex or required by law to prosecute, defend or maintain any such action. Notwithstanding the foregoing, Bioenvision shall have the right to participate and be represented in any such prosecutions by its own counsel at its own expense.

13.4 No settlement of any suspected infringement(s), whether or not a suit has been instituted, may be entered into without the express written consent of Bioenvision and Ilex.

13.5 Any amounts recovered pursuant to an infringement suit, settlement or otherwise shall be retained by and be the property of the party bringing the action. In the event Bioenvision receives any monies or other consideration from a third party as a result of Bioenvision's exercise of its rights under Article 13 of this Agreement, Bioenvision shall first be reimbursed for expenses incurred and paid for, Ilex shall then receive a portion of the remainder in accordance with the applicable provision(s) of Article 4 as applied to all such monies or other considerations whether such monies or other considerations are denoted as "royalties," "damages," "releases" from prior acts, or any other designation.


                           14. REVOCATION PROCEEDINGS


14.1 In the event either party becomes aware of the institution by a third party of any proceedings for the revocation of any Patents or Improvements in any country in the Territory, such party shall promptly notify the other party. Bioenvision shall defend any such proceedings at its own expense, in its own name.

14.2 Ilex shall have the right to participate in such revocation proceedings in the USA and Canada at Ilex's expense, and Bioenvision will lend its name to such proceedings if requested by Ilex or required by law to prosecute, defend or maintain any such action. Sublicensees of Ilex, which were granted in accordance with the terms of this Agreement, shall also have the right to participate in such revocation proceedings at their own cost.

14.3 Settlement of any revocation proceedings shall be subject to the approval of Bioenvision; such approval shall not be unreasonably withheld.


                   15.  INFRINGEMENT OF THIRD PARTY RIGHTS

15.1 Bioenvision "does not warrant" as stated in Article 17. Disclaimer, "that the patents will be free from claims of infringement by third parties or any other rights of third parties."

15.2 Bioenvision as stipulated in Article 18. Indemnification, "agrees to indemnify, hold harmless and defend Ilex... from and against any and all demands, claims, suits, and actions ..." which includes infringement of third party rights.

15.3 Ilex will reasonably assist Bioenvision to defend or settle such third party claim if so requested and shall do so at its own cost.

15.4 Ilex shall have the right to participate and be represented in any such claim by a third party by its own counsel at its cost.

15.5 No settlement of any third party claim may be entered into without the express written consent of Bioenvision.

15.6 In the event, by way of counterclaim or otherwise, either party or both parties recover any damages or other sums in any action, suit, or proceeding involving a claim by a third party, or in settlement thereof, such recovery shall be applied and shared as mutually agreed.


                               16. REPRESENTATIONS


16.1 This Agreement is entered into by Bioenvision in its corporate capacity. It is understood and agreed that the U.S. Government is not a party to this Agreement and in no manner whatsoever shall be liable for or assume any responsibility or obligation for any claim, cost, or damages arising out of or resulting from this Agreement or the subject matter licensed.

16.2 Bioenvision warrants to Ilex and its Affiliates and their respective officers, directors, employees, other agents, representatives and assigns that:

         1. Bioenvision is a corporation duly incorporated and validly existing and (to the extent applicable) in good standing under the laws of Delaware, with the corporate power to own, lease and operate its properties and to carry on its business as now conducted.

         2. Bioenvision has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations under this Agreement.

         3. The execution, delivery and performance of this Agreement by Bioenvision does not conflict with or contravene the certificate of incorporation or by-laws, regulations or partnership agreement (or other comparable governing instruments with different names) of Bioenvision, nor will the execution, delivery or performance of this Agreement conflict with or result in a breach of, or entitle any party thereto to terminate, any material agreement or instrument to which Bioenvision is a party, or by which any of its assets or properties is bound.

         4. This Agreement has been duly authorized, executed and delivered by Bioenvision and upon execution and delivery by Ilex constitutes a legal, valid and binding agreement of Bioenvision, enforceable against Bioenvision in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

16.3 Ilex hereby represents and warrants to Bioenvision and its Affiliates and their respective officers, directors, employees, other agents, representatives and assigns that:

         1. Ilex is a corporation duly incorporated and validly existing as a corporation and (to the extent applicable) in good standing under the laws of Delaware with the corporate power to own, lease and operate its properties and to carry on its business as now conducted.

         2. Ilex has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations under this Agreement.

         3. The execution, delivery and performance of this Agreement by Ilex does not conflict with or contravene its articles or certificate of incorporation or by-laws, regulations or partnership agreement (or other comparable governing instruments with different names), nor will the execution, delivery or performance of this Agreement conflict with or result in a breach of, or entitles any party thereto to terminate, any material agreement or instrument to which Ilex is a party, or by which any of its assets or properties is bound.

         4. This Agreement has been duly authorized, executed and delivered by Ilex and upon execution and delivery by Bioenvision and constitutes a legal, valid and binding agreement of Ilex, enforceable against Ilex in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

16.4 Bioenvision represents that it has the unencumbered right to grant all of the rights granted herein.

16.5 Bioenvision is unaware of any claims by any third parties with respect to Patent infringement or any other type of liability relevant to licensing of the Technology, which have not been disclosed to Ilex as of the date of this Agreement.

                                 17. DISCLAIMER

Except as expressly set out in Article 16, Bioenvision does not make any express or implied warranties, statutory or otherwise, concerning the Technology or any technical information communicated by Ilex by Bioenvision. Specifically, but without limiting the foregoing, Bioenvision makes no express or implied warranty of merchantability, fitness (for a particular purpose or otherwise), safety or usefulness of the Technology, Patents, Improvements, Products, or Inventions. All physical embodiments of the Technology, Patents, Improvements, Products, or Inventions provide by Bioenvision are provided on an "as is" basis. Bioenvision does not warrant the accuracy of any information included within the Technical Information nor does Bioenvision warrant that any such information constitutes trade secrets or confidential information or that the patents will be free from claims of infringement by third parties or any other rights of third parties except as otherwise set forth in this Agreement. Under no circumstances shall either party be liable to the other party or any third party for any incidental or consequential damages in tort, contract, strict liability or otherwise incurred by other party or any third party.

                               18. INDEMNIFICATION

18.1 Bioenvision hereby agrees to indemnify, defend and hold harmless Ilex, its Affiliates, officers, directors, employees and agents from and against any liabilities, claims, damages, costs, expense (including reasonable attorneys' fees), judgments (collectively, "Damages") arising out of, based upon or resulting from a material breach of this Agreement (including without limitation the breach of a representation, warranty or covenant) by Bioenvision, except to the extent that any such Damage arise out of, are based upon or result from (i) a breach of the Agreement (including without limitation the breach of a representation, warranty or covenant) by Ilex, or (ii) the negligence or willful misconduct of Ilex.

18.2 Ilex hereby agrees to indemnify, defend and hold harmless Bioenvision, its Affiliates, officers, directors, employees and agents from and against any Damages arising out of, based upon or resulting from a material breach of this Agreement (including without limitation the breach of a representation, warranty or covenant) by Ilex, except to the extent that any such Damages arise out of, are based upon or result from (i) a breach of this agreement (including without limitation, the breach of a representation, warranty or covenant) by Bioenvision, or
         (ii) the negligence or willful misconduct of Bioenvision.

18.3     Any part entitled to indemnification under paragraph (a) or (b) of this
         Article 18 (an "Indemnified Party") shall promptly notify the party potentially responsible for such indemnification (the "Indemnifying Party") upon becoming aware of any claim or claims asserted or threatened against such Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure substantially prejudices its rights hereunder.

18.4 The Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless the Indemnified Party consents thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

18.5 The Indemnified Party may participate in, but not control, and defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Article 18 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.

18.6 If the Indemnifying Party fails to notify the Indemnified Party within twenty (20) days after receipt of notice of a claim in accordance with
         Article 18.3 hereof that it elects to defend the Indemnified Party pursuant to this Article 18.3, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the claim diligently and promptly, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled; provided, however, that in no event shall the Indemnifying Party be required to indemnify the Indemnified Party for any amount paid or payable by the Indemnified Party in the settlement of any such claim agreed to without the consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

18.7 Notwithstanding anything in this Article 18 to the contrary, Ilex shall be responsible for any liability created or occurring in the USA and Canada for or on account of any injury, loss or damage, of any kind or nature sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon either party arising out of or in connection with or resulting from, directly or indirectly, (i) the production, use or sale of any Product, Technology, Invention, or Improvement by Ilex or any Ilex Affiliate or Sublicensee or (ii) the use by Ilex or any Ilex Affiliate or Sublicensee of any technical information, techniques, or practices disclosed by either party, or
         (iii) any advertising or other promotional activities with respect to any of the foregoing by Ilex or any Affiliate or Sublicensee. If a sublicense is granted by Ilex to a third party that third party shall accept all liability for any injury, loss or damage as defined above.

                                  19. INSURANCE

Ilex shall maintain, during the term of this Agreement, reasonable amounts of comprehensive general liability insurance, including products liability insurance, with reputable and financially secure third party insurance carriers to cover the activities of Ilex, its Affiliates and Sublicensees hereunder, and in amounts and on such terms as are commercially reasonable in accordance with customary industry practices. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during the term of this Agreement during the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Ilex or by a sublicensee, affiliate or agent of Ilex, and for a commercially reasonable period thereafter. On or before the date of first commercial sale of Clofarabine or other Product by Ilex or its Affiliates or Sublicensees, Ilex shall furnish to Bioenvision a certificate of insurance evidencing such coverage and periodically, upon request, provide evidence that the coverage is still in effect. During the period from the date of this Agreement through the date of first commercial sale of Clofarabine or other Product by Ilex or its Affiliates or Sublicensees, Ilex shall maintain (during the term of this Agreement) reasonable amounts of general liability insurance with reputable and financially secure third party insurance carriers to cover the activities of Ilex, its Affiliates and Sublicensees hereunder, in amounts and on such terms as are commercially reasonable in accordance with customary industry practices. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during the term of this Agreement, as a result of clinical trials or otherwise, and for a commercially reasonable period thereafter. Ilex shall furnish to Bioenvision a certificate of insurance evidencing such coverage within fifteen (15) days of the effective date of this Agreement and periodically, upon request, provide evidence that such coverage is still in effect.

                            20. TERM AND TERMINATION

20.1 This Agreement shall commence on the Effective Date and, unless sooner terminated under this Article 20, this Agreement (other than the portions thereof pertaining to confidentiality and restrictions on use of intellectual property of the other party) shall expire upon expiration of the last to expire of all Patent(s), relating to Clofarabine or any other Product including any extensions thereof and any periods of exclusivity granted by regulatory agencies or other governmental bodies, whereupon the terms of Article 20.3 shall apply. In the event that (i) Bioenvision no longer holds a license or sublicense to use any of the Patent(s), Improvement(s) and Patent(s) relating to the Products; or (ii) the SRI Agreement is terminated; then this Agreement shall be considered to have expired but the terms of
         Article 20.2 may still apply. Furthermore, this Agreement shall expire when Bioenvision is no longer due any payments from Ilex or any of its sublicensee(s).

20.2 In the event the SRI Agreement is terminated for any reason, other than default by ILEX of any material obligation under this Agreement, SRI agrees to continue any license arrangement with ILEX as contemplated in this Agreement under the same terms as set forth herein.

20.3 The payment obligations under this Agreement shall continue throughout the term as defined in Article 20.1 but would be subject to good faith renegotiations upon the expiration of the last to expire of the Patents, or upon the abandonment of the last to be abandoned of any patent applications if no patents have been issued, whichever is the later, unless this Agreement is sooner terminated. Such good faith renegotiations shall take into account on a country-by-country or regional basis but not be limited to: (i) Product competition; (ii) utilization, incorporation and value of Technical Information; (iii) value of Technical Information if no longer confidential or proprietary through no fault of Bioenvision, Ilex or their Sublicensee(s), contractors, financiers or any other Bioenvision agent(s) or purchasers of Product or services having access to Technical Information; (iv) the applicable contract or patent law or (v) prior payment commitments described in Article 3, provided that in no event shall such payment obligations extend beyond such patent expiration or abandonment by more than five (5) years, unless Ilex or it's Sublicensees continue to be the exclusive commercial source of Clofarabine and/or any other Product in the USA and Canada in which case the royalty payments set forth herein shall continue at a renegotiated rate (not to exceed 1/2 of the royalty rates then in effect) for an additional five (5) year period or until the commercial exclusivity is lost, whichever event occurs first. SRI shall use its best efforts to ensure that Ilex continues to be the exclusive commercial source of Clofarabine and/or any Product in the USA and Canada during the extension periods referred to in this Article.

20.4 Upon termination of this Agreement, neither party shall be released from any obligation that matured prior to the effective date of such termination or from indemnification obligations pursuant to Article 18 arising with respect to the period through the termination date. Ilex and any sublicensee may, however, after the effective date of such termination, sell, in an orderly and commercially reasonable fashion, all Products in inventory provided that Ilex shall pay to Bioenvision the royalties thereon as required by Article 6 hereof and submit the reports required by Article 8 hereof and that the indemnification obligations pursuant to Article 18 shall apply with respect to those sales.

20.5 Except as provided in this Agreement, if either party shall be in default of any obligation hereunder (including without limitation a breach of a representation, warranty or covenant), the other party may terminate this Agreement by giving notice of termination by certified or registered mail to the party at fault, specifying the basis for termination. If within sixty (60) days after the receipt of such notice of termination, the party in default shall remedy the condition forming the basis for termination such notice of termination shall cease to be operative, and this Agreement shall continue in full force. In addition, Ilex shall have the right to terminate this Agreement without further liability, except as provided under Article 20.3, upon thirty
         (30) days prior written notice to Bioenvision, if Clofarabine fails to demonstrate sufficient efficacy in the treatment of CLL to meet the approval criteria that have been agreed upon with the FDA, or if substantial adverse patient reactions or other factors relating to the inherent toxicity or side effects of Clofarabine are uncovered which would cause the FDA to withdraw marketing approval for CLL or to turn down any request for such marketing approval. Upon any termination of this Agreement by Ilex, Ilex shall immediately pay any and all unpaid amounts which have accrued through that date, and any unexercised stock options granted pursuant to this Agreement shall be terminated.

20.6 Bioenvision or Ilex may terminate this Agreement upon written notice to the other party if that other party makes a general assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy or has a receiver or trustee appointed for substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the other party consents thereto or such proceeding is not dismissed within ninety (90) days after the filing thereof. Each of the parties hereto acknowledges and agrees that this Agreement (i) constitutes a license of Intellectual Property (as such term is defined in the United States Bankruptcy Code, as amended (the "Code"), and (ii) is an executory contract, with significant obligations to be performed by each party hereto. The parties agree that either party may fully exercise all of its rights and elections under the Code, including, without limitation, those set forth in Section 365(n) of the Code. The parties further agree that, in the event that either party elects to retain its rights under the Code, that party shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to such party not later than (a) the commencement of bankruptcy proceedings against the other party, unless the other party elects to perform its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the other party.

20.7 It is the parties' intent and understanding that to the extent Bioenvision receives royalty payments from ILEX or other parties pursuant hereto for the purpose of making such payments to SRI, such payments are to be income to Bioenvision for tax purposes only if, and to the extent that, Bioenvision has corresponding and equal deductions from taxable income, for tax purposes. If and to the extent that this should prove not to be the case in any tax jurisdiction, the parties shall promptly take such steps as shall be necessary to amend the terms of this Agreement in respect of such tax jurisdiction only as necessary to cause the parties intent, as expressed in the first sentence of this paragraph, to be the case.


                   21. CONFIDENTIALITY; PUBLICATION; PUBLICITY

21.1 Except as expressly set forth in this Article 21, each party shall, and shall cause its Affiliates and its and their respective officers, directors, employees, agents and subcontractors (collectively, "Representatives") to keep confidential any and all technical, commercial, scientific and other proprietary data, processes, documents or other information (whether in oral, written or electronic form) or physical object (including, without limitation, Inventions, Improvements, Technology, Patents, Products, Technical Information, intellectual property, marketing data, agreements, license applications, and business plans and projections of any party acquired from the other party, its affiliates or any of their respective Representatives (the "Providing Party") in respect of the transactions contemplated by this Agreement ("Confidential Information"), and, except to the extent necessary to develop and/or market Clofarabine or any other Product pursuant to this Agreement, each party shall not disclose directly or indirectly, and shall cause its respective Affiliates and Representatives not to disclose directly or indirectly, any Confidential Information to anyone outside such Person, such affiliates and their respective Representatives, except that the foregoing restriction shall not apply to any information disclosed hereunder to any party if such Person (the "Receiving Person") can reasonably demonstrate that such Confidential Information:


                  (i) is or hereafter becomes generally available to the trade or public other than by reason of any breach hereof;

                  (ii) was already known to the Receiving Person or such affiliate or Representative;

                  (iii) is disclosed to the Receiving Person or such affiliate or Representative by a Third Party who has the right to disclose such information;

                  (iv) is developed by or on behalf of the Receiving Person or any of its affiliates independently, without reliance on Confidential Information received hereunder; or

                  (v) is otherwise required to be disclosed in compliance with applicable legal requirements by a governmental authority or regulatory body, the Receiving Party promptly notifies the Providing Party of the obligation to disclose in order to allow the Providing Party to object or seek a protective order, and such information shall remain confidential Information for all other purposes unless subparagraphs (i) through (iv) above otherwise apply.

21.2 Except solely in furtherance of their respective rights and obligations hereunder, each party agrees that it shall not (and shall not permit any of its affiliates to) at any time use any Confidential Information in the conduct of its businesses without the prior written consent of the other party. The obligations set forth in this Article 21 shall extend to copies, if any, of Confidential Information made by any of the Persons referred to in Article 21 and to documents prepared by such persons which embody or contain Confidential Information, and to any electronic data files containing Confidential Information.

21.3 Each party shall deal with Confidential Information so as to protect it from disclosure with a degree of care not less than that used by it in dealing with its own information intended to remain exclusively within its knowledge, but not less than a reasonable standard of care, and shall take reasonable steps to minimize the risk of disclosure of Confidential Information.

21.4 The obligations set forth in this Article 21 shall survive the expiration, termination or assignment of this Agreement, for a period of five (5) years thereafter.

21.5 The Receiving Person shall (and shall cause its affiliates and Representatives to), at the written request of the disclosing Person, return all Confidential Information to the disclosing Person or destroy all Confidential Information in its or their possession; provided, however, that the Receiving Person may, retain one set of copies solely for legal archival and compliance purposes.

21.6 (i) If either party desires to publish or present the results of the Co-Development Program, the publishing/presenting party shall provide the non-publishing/non-presenting party a copy of the manuscript of any proposed publication or presentation. The non-publishing/non-presenting party shall then have thirty (30) days to review and comment on the manuscript or presentation, and the publishing/presenting party agrees to delete any information identified by the non-publishing/ non-presenting party as its trade secrets or Confidential Information.

         (ii) In the event the non-publishing/non-presenting party determines that a Patent application covering information contained in the proposed publication or presentation should be filed, the party proposing the publication or presentation shall delay such publication or presentation for up to sixty (60) days to allow such filing to be made.

21.7 Each party shall provide the other party with the prior opportunity to review and approve any press releases or similar public announcements concerning this Agreement or clinical, regulatory and commercial developments related to Products as soon as practicable, but in no event less than 24 hours before an announcement is made, provided, that nothing contained herein shall preclude any party hereto from making such disclosures in such fashion as it reasonably believes are required under applicable law, based upon the advice of competent legal counsel. Bioenvision shall not use the name of Ilex or otherwise refer to any organization related to Ilex, except with the written approval of Ilex, such approval not to be unreasonably withheld. Ilex shall not use the name of Bioenvision or otherwise refer to any organization related to Bioenvision, except with the written approval of Bioenvision, such approval not to be unreasonably withheld.

                             22. DISPUTE RESOLUTION

22.1 The parties shall attempt to resolve through good faith discussions any dispute which arises under this Agreement. Any dispute may, at the election of either party, be referred to the chief executive officers, (or the equivalent), of each party. If they are unable to resolve the dispute, within thirty (30) days after delivery of written notice of the dispute from one party to the other, either party may seek to resolve it by initiating Alternative Dispute Resolution ("ADR") at the geographical location of the noninitiating party in which the Judicial Arbitration and Mediation Services ("JAMS") of such location, through a panel of three (3) arbitrators (the "Arbitrators"), shall control the proceedings as provided herein. If JAMS is not in existence at the time of such dispute, the American Arbitration Association, of such location shall be substituted.

22.2 An ADR shall be initiated by a party by sending written notice thereof to the other party and JAMS, which notice shall state the issues to be resolved. Within ten (10) business days after receipt of such notice, the other party may, by sending written notice to the initiating party and JAMS, add issues to be resolved. Within twenty (20) business days after the date of the original ADR notice, JAMS shall nominate to the parties at least ten (10) qualified nominees from JAMS' panel of potential arbitrators. Each arbitrator shall have experience in the Field relevant to the dispute and in intellectual property law matters. Each party shall have five (5) business days after the receipt of such nominations to select one arbitrator. The two (2) arbitrators so selected shall mutually agree on a third arbitrator to complete the panel.

22.3 In the event of a dispute between the parties relating to the calculation of any royalties or the amount of other consideration payable under this Agreement (including without limitation, the results of any audit conducted on behalf of a party pursuant to Article 9), then, in addition to the procedure set forth above and in Article 22.2, the Arbitrators shall be partners or full members of an internationally recognized certified public accounting firm which is not an auditing firm for either party and has not provided material services to either party during the last two (2) year period prior to the date of ADR initiation.

22.4 Except as otherwise provided in this Article 22, such hearing shall be conducted pursuant to the JAMS Rules or the Commercial Arbitration Rules of the American Arbitration Association (AAA) as applicable.

22.5 The Arbitrators shall render a disposition on the proposed rulings as expeditiously as possible after the hearing, but not later than fifteen
         (15) business days after the conclusion of the hearing. In the circumstances where the Arbitrators rule for a party on a claim in the form of a claim for monetary damages, the parties will then submit a proposed remedy within ten (10) days of notice of the ruling. The proposed remedy may be accompanied by a brief in support of the remedy not to exceed five (5) pages. The Arbitrators will rule on the proposed remedies within ten (10) days of their submission. The Arbitrators' disposition shall be final and not appealable, except that either party shall have the right to appeal such disposition on the basis it was affected by fraud or bad faith in connection with the ADR proceedings. A judgment on the Arbitrators' disposition may be entered in any court having jurisdiction over the parties. The reasonable fees and expenses of the Arbitrators, as well as the standard charges of JAMS for its assistance, shall be borne equally by the parties or as they may otherwise agree.

22.6 A party shall not be prohibited from bringing a claim for resolution under this Article 22 on the ground that the claim could have been brought during an earlier proceeding under this same Article.

22.7 The following disputes, causes of action or claims shall not be subject to the dispute resolution process set forth in this Article 22:

         (i) a claim arising from a suit, action, or proceeding brought by a third party or Sublicensee not subject to ADR;

         (ii) a claim relating to undisputed amounts owed by either party to the other under this Agreement;

         (iii) a suit, action, or proceeding to compel either party to comply with the dispute resolution procedures set forth in this
                  Article 22;

         (iv) a dispute, controversy, or claim relating to the scope, enforceability, infringement or validity of a patent or trademark of either party; and

         (v) a cause of action seeking temporary or preliminary injunction relief.

                                23. ASSIGNABILITY

Neither party shall assign any rights under this Agreement not specifically transferable by its terms without prior written consent of the other party, which consent shall not be unreasonably withheld; provided further, that either party may assign upon prior written notice to the other party if the assignment is in connection with the sale or other transfer of all of the business of the assigning party to which this Agreement relates. Subject to the limitation on assignment herein, this Agreement shall be binding upon and inure to the benefit of the successors in interest and assigns of Bioenvision and Ilex. In order for any assignment to be effective, any such assignee of or successor to a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party and such assignment shall not relieve the assignor of any of its obligations under this agreement.

                                   24. REFORM

24.1 The parties agree that if any part, form, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

24.2 In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, Bioenvision, by written notice to Ilex, may revise the provision in question or may delete it entirely so as to comply with the decision of the said court.


                            25. WAIVER AND ALTERATION

25.1 The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement and to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, but the obligations of the other party with respect to such future performance shall continue in full force and effect.

25.2 A provision of this Agreement may be altered only by a writing signed by both parties, except as provided by Article 24, above.



                                   26. MARKING

26.1 Ilex shall place in a conspicuous location on any product or its packaging, which is made or sold under any Patent coming within this Agreement, a patent notice in accordance with the laws concerning the marking of patented articles of the particular jurisdiction where any product is marketed or sold.

26.2 Ilex shall include a marking provision similar to Paragraph 26.1 above in every sublicense granted pursuant to Article 7 above.

                               27. IMPLEMENTATION

Each party shall execute any instruments reasonably believed by the other party to be necessary to implement the provisions of this Agreement.

                                28. GOVERNING LAW

This Agreement shall be deemed to have been entered into and shall be governed by, construed and enforced in accordance with laws of the State of Delaware applicable to contracts wholly entered into and performed within such State, and in the English language and, subject to the arbitration provisions of this Agreement, any action brought to enforce any provision or obligation hereunder shall be brought in a court of competent jurisdiction within the State of Delaware.

                    29. EXPORTATION OF TECHNICAL INFORMATION

Ilex agrees not to export from The United States of America, directly or indirectly, any Technical Information furnished to Ilex either directly or indirectly by Bioenvision, except to the extent and to the countries permitted by the laws of The United States of America. Ilex agrees to indemnify, defend and hold harmless Bioenvision, its officers, agents and employees from all liability involving the violation of such export regulations, either directly or indirectly by Ilex.

                                  30. HEADINGS

The headings of the articles, sections and paragraphs used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

                             31. PARTIES INDEPENDENT

In making and performing this Agreement, the parties act and shall act at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Bioenvision and Ilex. Except as specifically provided herein, at no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

                                32. COUNTERPARTS

This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

A facsimile copy of the signed Agreement shall be evidence of execution to the parties provided that original hard copies of the Agreement are executed and delivered within five (5) working days of the date of execution below.

                                33. FORCE MAJEURE

The parties shall not be responsible for failure to perform any of the obligations imposed by this Agreement (except an obligation to pay money), provided such failure is caused by fire, storms, floods, strikes, lockouts, accidents, war, riots or civil commotions, inability to obtain railroad cars or raw materials, embargoes, any State or Federal regulation, law, or restriction, seizure or acquisition of the Technology or the Product(s) by the Government of the United States or of any state, or of any agency thereof or by reason of any compliance with a demand or request for such Product for any purpose for national defense, or any other cause or contingency beyond the reasonable control of said party (whether or not of the same kind or nature as the causes or contingencies above enumerated), and such a failure shall not subject the party so failing to any liability to the other; provided, that the non-performing party shall provide prompt written notice to the other party of the particular occurrence constituting a force majeure and of its cessation and shall make diligent efforts to mitigate the adverse consequences of such non-performance or delays in performance.

                           34. SURVIVAL OF OBLIGATIONS

In the event of any termination of this Agreement, all obligations of Bioenvision and ILEX existing prior to termination and all obligations, whether known or unknown at the time of termination, stemming from the act or omissions of a given Party, while this

Agreement was in force and effect, shall remain an obligation of the given Party until discharged. Article(s) 4, 5, 7, 9, 13, 18, 19, 21 and 22 as well as any other provisions to the extent required for the full observation and performance of the foregoing Articles or which by their nature are intended to survive such termination, shall survive the termination of this Agreement and continue to be enforceable.

                                   35. NOTICE

For the purpose of all written communications between the parties, their addresses shall be:

If to BIOENVISION:                                If to ILEX:

Address:                                          Address:

One Rockefeller Plaza, Suite 1600                 4545 Horizon Hill Blvd.
New York, New York 10020                          San Antonio, Texas 78229-2263

Attn: C B Wood                                    Attn: Al A. Jecminek
      ---------------------------                       ------------------------

Telephone: 011-44 1753 664120                     Telephone: 210/949-8443
           ----------------------                           --------------------

Fax: 011-44 1753 664120                           Fax: 210/949-8261
     ----------------------------                      -------------------------


or any other addresses of which either party shall notify the other party in writing. A copy of all notices to Bioenvision should be sent to Andrew Cosentino at: Piper Marbury Rudnick & Wolfe LLP, 1251 Avenue of the Americas, 29th Floor, New York, New York 10020-1104.

         IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.

BIOENVISION:                                   ILEX:

By: /s/ C. B. Wood                             By: /s/ Ze'ev Shaked. Ph.D
   --------------------------------               ------------------------------
Print Name: C. B. Wood                         Print Name:  Ze'ev Shaked. Ph.D.
           ------------------------                       ----------------------

Its: Chairman                                  Its: Executive Vice President/COO
     ------------------------------                 ----------------------------

Date: March 16, 2001                            Date: March 21, 2001
      -----------------------------                   --------------------------

Also, by signature of its duly authorized representative below, Southern Research Institute accepts and agrees to all terms and conditions of this Agreement which apply directly or indirectly to Southern Research Institute

SOUTHERN RESEARCH INSTITUTE

By: /s/ Randall C. Shealy
   -----------------------------------

Print Name: Randall C. Shealy
            --------------------------

It's: Chief Financial Officer
     ---------------------------------

Date: March 12, 2001
     ---------------------------------

                                   Appendix I

                         Patents and Patent Applications


                    Filing                                                        Expiration
Country             Serial No.      Date             Priority      Patent No.      Issued           Date
United States       07/355,358      5/23/89          5/23/89       5,034,518       7/23/91        7/23/2008

United States       07/693,646      5/10/91          5/23/89       5,384,310       1/24/95        7/23/2008
                                                   & 5/10/91

United States       08/320,879      9/21/94          5/10/91       5,661,136       8/26/97        9/21/2014(1)

European            90909080.5      5/23/90          5/23/89 U.S.  0473708
    France                                                         0473708         1/15/97        5/23/2010
    Germany                                                        0473708         1/25/97        5/23/2010
    Great Britain                                                  0473708         1/15/97        5/23/2010
    Italy                                                          0473708         1/25/97        5/23/2010
    Netherlands                                                    0473708         1/25/97        5/23/2010
    Spain                                                          0473708         1/25/97        5/23/2010
    Sweden                                                         90909080.5      1/15/97        5/23/2010
    Switzerland                                                    0473708         1/25/97        5/23/2010

Canada             2,102,782         5/7/92          5/10/91      (Request for examination filed
                                                                   2/8/99; Claims equivalent to
                                                                   U.S. 07/693,646)
United States     60/183,422         2/18/00
PCT           Not assigned           2/16/01         2/18/00


-------------
(1) The expiry date for patents pending before the June 8, 1995 GATT implementation, is the greater of the 20 year term or the 17 year term. The 20 year term is the longer term for the above US Patent No. 5,661,136.

                                   Appendix II

              Co-Development Agreement between Bioenvision and SRI

                           AGREEMENT TO GRANT LICENSE

WHEREAS Southern Research Institute (SRI) of 2000 Ninth Avenue South, Birmingham, Alabama 35205 and Eurobiotech Group, Inc. (Eurobiotech), a Delaware company have entered into an Agreement to co-develop certain technology, and;

WHEREAS SRI has granted to Eurobiotech a license to co-develop the technology and to market product(s) developed from the technology in certain territories, as defined by the Co-development Agreement entered into by the parties, it is further agreed;

SRI shall allow Eurobiotech to license the technology to Bioenvision, Inc, a Delaware company that has acquired 100% of the equity holdings in Eurobiotech. It is agreed that Bioenvision shall be bound by the terms of the Co-development Agreement and shall make the payment due to SRI under the terms of that Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.


EUROBIOTECH:                                SRI:

/s/ C.B. Wood                               /s/ G.E. Dwyer
------------------------------              ------------------------------------
Signature                                   Signature

C.B. Wood                                   G.E. Dwyer
------------------------------              ------------------------------------
Print name                                  Print name

19/8/98                                     9/1/98
------------------------------              ------------------------------------
Date                                        Date

                            CO-DEVELOPMENT AGREEMENT
                           BETWEEN SRI AND EUROBIOTECH

TABLE OF CONTENTS


1.   DEFINITIONS ........................................................   1

2.   LICENSE AND CO-DEVELOPMENT PROGRAM .................................   3

3.   TECHNICAL INFORMATION LICENSE ......................................   4

4.   LICENSE FEE AND RESEARCH AND DEVELOPMENT FUNDING ...................   5

5.   ACQUISITION ........................................................   6

6.   COMMERCIALIZATION STAGE ............................................   7

7.   SUBLICENSING .......................................................   8

8.   PAYMENTS AND REPORTS ...............................................   8

9.   RECORDS ............................................................  10

10.  DILIGENCE ..........................................................  10

11.  OWNERSHIOP OF THE TECHNOLOGY, TECHNICAL INFORMATION
     AND IMPROVEMENTS ...................................................  10

12.  PATENT PROSECUTION .................................................  11

13.  INFRINGEMENT BY THIRD PARTY ........................................  11

14.  REVOCATION PROCEEDINGS .............................................  12

15.  INFRINGMENT OF THIRD PARTY RIGHTS ..................................  13

16.  REPRESENTATIONS ....................................................  13

17.  DISCLAIMER .........................................................  14

18.  INDEMNIFICATION ....................................................  14

19.  INSURANCE ..........................................................  15

20.  TERMS AND TERMINATION ..............................................  15

21.   CONFIDENTIALITY; PUBLICATION; PUBLICITY ............................  16

22.   DISPUTE RESOLUTION .................................................  18

23.   ASSIGNABILITY ......................................................  19

24.   REFORM .............................................................  20

25.   WAIVER AND ALTERATION ..............................................  20

26.   MARKING ............................................................  20

27.   IMPLEMENTATION .....................................................  21

28.   GOVERNING LAW ......................................................  21

29.   EXPORTATION OF TECHNICAL INFORMATION ...............................  21

30.   HEADINGS ...........................................................  21

31.   PARTIES INDEPENDENT ................................................  21

32.   COUNTERPARTS .......................................................  22

33.   FORCE MAJEURE ......................................................  22

34.   NOTICE .............................................................  21

35.   EXECUTION ..........................................................  23

 APPENDIX I -       PATENTS

 APPENDIX II-       TERMS FOR EUROBIOTECH GROUP, INC. ("EUROBIOTECH") AND
                    SOUTHERN RESEARCH INSTITUTE ("SOUTHERN") CO-DEVELOPMENT
                    AGREEMENT

 APPENDIX III -     EXTENSION OF THE CO-DEVELOPMENT PROGRAM BETWEEN SOUTHERN
                    RESEARCH INSTITUTE AND EUROBIOTECH GROUP, INC.

 APPENDIX IV -      GROSS PROFIT MARGIN AND NET INCOME EXAMPLES

 APPENDIX V -       INTER-INSTITUTIONAL AGREEMENT

                            CO-DEVELOPMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into and effective this 31st day of August 1998, the same date affixed hereto by the party last signing this Agreement, by and between Southern Research Institute having its principal place of business in Birmingham, Alabama, herein called "SRI", and Eurobiotech Group, Inc. having a place of business in 40 South Audley Street, London W1, Great Britain herein called "Eurobiotech".

WITNESSETH

WHEREAS, SRI has rights in patents and technical information relating to the development and uses of 2'-fluoro-2-halo substituted purine nucleosides effective in vivo against hematologic malignancies and solid tumors as well as potentially effective for other therapeutic indications such as skin disorders, arthritis and transplantation immunity; and

WHEREAS, Eurobiotech recognizes that SRI owns inventions and intellectual property useful in the conduct of Eurobiotech's business; and

WHEREAS, Eurobiotech recognizes that its anticipated business activity will encompass the practice of technology that requires a license under patents owned by SRI; and

WHEREAS, Eurobiotech wishes to acquire certain rights to practice the inventions of such patents and technical information; and

WHEREAS the parties have signed a "Terms for ... Co-Development Agreement" set forth in Appendix II, to enter into this Agreement, and

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound thereby, the parties agree as follows:

                                 1. DEFINITIONS

As usual herein the following terms shall have the meanings set forth below:

A. Co-Development Program means the joint development of the Technology by Eurobiotech and SRI.

B. Commercialization Stage means that period of time during which Eurobiotech is directly marketing and selling Product(s) through normal distribution channels in any region of the Territory after receiving regulatory agency approval to do so in such region.

C. Cost of Goods Sold means the release to the current period as a result of the sale of a Product(s) of inventoriable costs (the sum of direct costs and manufacturing overhead) adjusted for changes in ending and beginning inventory levels.

D. Eurobiotech means Eurobiotech Group, Inc. and joint ventures, subsidiaries, or other business entities controlled directly or indirectly by Eurobiotech or in which Eurobiotech owns at least fifty-one percent (51%) interest.

E. Field means, and is limited to, the practice of the Patent, Invention and Technical Information licensed hereunder for use in human health applications.

F. Gross Margin means the difference between the manufacturing Cost of Goods Sold and Gross Sales Revenue, with SRI royalties treated as an excluded cost.

G. Gross Profit Margin means the ratio of Gross Margin to Gross Sales Revenue expressed in percentage terms.

H. Gross Sales Revenue means the gross amount recognized by Eurobiotech or its affiliates for the sale of a Product(s) through normal distribution channels (as determined by generally accepted accounting principles), less any deductions for value added taxes incurred and not recovered by Eurobiotech or the equivalent in Great Britain or elsewhere in the Territory.

I. Invention means patented and unpatented, patentable and unpatentable, proprietary technology related to a 2'-fluoro-2-halo substituted purine nucleoside (hereafter "Technology") developed by or on behalf of SRI, that is (i) related to human health applications of the Technology or
         (ii) necessary for the practice of Technology for human health applications as disclosed and claimed in the Patent(s).

J. Improvement means those unencumbered technology advances in the Technology made by or on behalf of SRI during the term of this Agreement that are either within the scope of and would constitute an infringement of the Patent claims or use Technical Information and are within the Field. SRI shall be obligated to include within the licenses granted only those SRI Improvements developed during the first three
         (3) years from the effective date of the Agreement which would be reasonably deemed necessary for Eurobiotech's practice of the Technology, and without which such practice would constitute an infringement of SRI's rights, unless such grant is not possible due to SRI's obligations to a third party. Notwithstanding the limitation of SRI's obligation set forth in the previous sentence, all Improvements developed under projects funded, in whole or in part, by Eurobiotech will be included in the licenses granted in this Agreement. In the event that a conflicting obligation prevents SRI from including an Improvement within the grant of license, SRI shall use reasonable efforts to assist Eurobiotech to obtain rights from the appropriate third party or parties.

K. Licensed Technology means the Patent, Improvement, and Technical Information relating to human health applications of Technology.

L. Net Income means the difference between Gross Sales Revenue and the sum of Cost of Goods sold and Operating Expenses (Appendix IV), with SRI royalties, local taxes, corporate income taxes and foreign taxes treated as excluded costs.

M. Patent means the patents and/or patent applications, set forth in Appendix 1, covering the Invention or Improvement as defined above, patents to be issued pursuant thereto, and all divisionals, continuations, continuations-in-part, reissues, substitutions, and extensions thereof, and any patent issuing on a patent application filed after the Effective Date of this Agreement which is included in the grant of license hereunder and any foreign counterparts of the foregoing.

N. Product means a product, service, test, or information which is sold or provided for a fee and but for the license granted herein would infringe one or more claims of a Patent, or was discovered, developed, approved, manufactured or marketed using an Invention, Improvement or Technical Information.

O. Technical Information means unencumbered published or unpublished confidential and proprietary information in the nature of research and development information, knowledge and technical data, together with trade secrets relating to the Technology, including any inventions in the possession of and belonging solely to SRI on or prior to the Effective Date of this Agreement and which SRI has the obligation to include in this Agreement, or which comes into the possession of Eurobiotech during the term of this Agreement and which is generated as a consequence of access to technical information provided by SRI. SRI shall include herein only that Technical Information which is reasonably necessary for Eurobiotech's practice of the Invention or without which such practice would constitute an infringement of SRI's rights. Technical Information includes only the above information which is developed by or on behalf of SRI, or is generated pursuant to research funded, in whole or in part, by Eurobiotech.

P. Territory means worldwide, with the exception of Japan and Southeast Asia. Southeast Asia consists of Indonesia, Malaysia, Taiwan, Hong Kong, Singapore, Vietnam, Cambodia, Thailand, Laos, Philippines and South Korea.

                      2. LICENSE AND CO-DEVELOPMENT PROGRAM

A. The parties to this Agreement hereby agree to jointly co-develop the Technology according to the terms of this Agreement which supersedes the "Terms for ... Co-Development Agreement" set forth in Appendix II and all other written or verbal agreements, express or implied, between SRI and Eurobiotech relating to co-development of the Technology except for the written understanding set forth in Appendix III.

B. SRI hereby grants to Eurobiotech, to the extent of the Field for the Territory, an exclusive license to make, have made, use and sell Product(s).

C. The exclusive license set forth herein shall remain exclusive for so long as Eurobiotech meets the payments and other obligations set forth with regard to the development and commercialization of the Licensed Technology or a Product. If such conditions are not met, SRI, in its sole discretion, may elect to terminate the Co-Development Agreement or take whatever actions it deems necessary.

D. SRI reserves for itself all rights to practice the Inventions, Patent, Improvements and Technical Information except as exclusively licensed herein.

                            3.  TECHNICAL INFORMATION LICENSE

A. To the extent it is able to do so, SRI hereby grants to Eurobiotech, to the extent of the Field for the Territory, an exclusive license to use the Technical Information necessary to practice the Technology such that Eurobiotech may make, have made, use and sell Product(s), including disclosures of the Technical Information as needed to obtain patent rights or authorization to sell or manufacture Products or services in the Field within any political jurisdiction requiring such disclosure.

B. The exclusive license set forth herein shall remain exclusive for so long as Eurobiotech meets the payments and other obligations set forth with regard to the development and commercialization of the Licensed Technology or a Product. If such conditions are not met, SRI in its sole discretion may elect to terminate the Co-Development Agreement or take whatever action it deems necessary.

C. (1) SRI shall make efforts to make available to Eurobiotech Technical Information in SRI's possession related to the Technology that SRI has the obligation to disclose under this Agreement. Eurobiotech shall not disclose to third parties any Technical Information furnished by SRI during the term of this Agreement, or any time thereafter, provided, however, that disclosure may be made of any such Technical Information at any time: (i) with the prior written consent of SRI, or (ii) to the extent necessary, to Eurobiotech's sublicensees and purchasers of Eurobiotech's Product(s) or services, or (iii) after the same shall have entered into the public domain through no fault of Eurobiotech or Eurobiotech's subsidiaries. Disclosure of Technical Information is permitted without a prior written consent of SRI to the extent required by statute, rule or regulation of a governing body during the course of Eurobiotech's normal business practices, or in the application or prosecution of an application for patent rights, or in connection with securing financing for the development or commercialization of the Technology or a Product. Eurobiotech shall inform SRI of any such disclosure and use its best efforts to protect its confidentiality under such disclosure. Any combination of Technical Information shall not be considered in the public domain merely because individual elements thereof are in the public domain. To the extent that any such Technical Information is disclosed to Eurobiotech's sublicensees and purchasers of Eurobiotech's Product(s) or services, the agreements contained in this Section shall be made

         Eurobiotech under a confidentiality agreement to apply to and be made binding upon all such parties.

         (2) The fact that some or all of the Technical Information becomes public knowledge shall not affect the financial obligations for use of the Technical Information licensed under this Agreement if such Technical Information was used or usable in the discovery, development, manufacture, or approval for sale of a Product within the Field.

              4.  LICENSE FEE AND RESEARCH AND DEVELOPMENT FUNDING

A. Eurobiotech shall pay the costs of any further pre-clinical development work deemed necessary prior to commencing clinical trials, and this shall include the development of the Product for other therapeutic applications, the use of different formulations and preparations of the Product and oral and parenteral preclinical toxicology. The costs of pre-clinical development is anticipated not to exceed $1 million (one million U.S. dollars). Subject to funding by Eurobiotech, SRI shall perform the necessary pre-clinical studies whenever appropriate, unless agreed by both parties that the work would be more advantageously performed by a third party. Eurobiotech's retention of rights to therapeutic areas outside of cancer is contingent upon Eurobiotech providing funding support for development of such areas in accordance with the commitments of the business development plan, as indicated in
         Article 10, and as periodically reviewed and updated as agreed to by the parties.

B. Eurobiotech shall pay the costs of a Phase I clinical trial of the Product for hematologic malignancies, to be performed at the Leukemia Unit at the M D Anderson Cancer Center in Houston, Texas. The costs of such development will not exceed $1.25 million (one million, two hundred and fifty thousand U.S. dollars). Both parenteral and oral modes of administration will be studied if warranted by commercial considerations and the preclinical toxicology work.

C. Upon successful completion of Phase I clinical trials Eurobiotech shall pay the costs of a multi-center Phase II clinical trial of the Product in hematologic malignancies.

D. Upon successful completion of Phase II clinical trials SRI and Eurobiotech may jointly pay the costs of Phase III clinical trials and further Product development. If SRI shall not jointly fund the cost of such trials Eurobiotech may pay the costs in full after paying a non refundable option fee of $750,000 within 60 days of completion and evaluation of Phase II trials or 60 days from the commencement of Phase III trials, whichever is the earlier. If the parties jointly develop the Product in Phase III trials no option fee shall be payable by Eurobiotech.

E. Eurobiotech shall issue to SRI 100,000 shares of common stock of Eurobiotech Group, Inc. within 30 days of the Effective Date of this Agreement.

F. Eurobiotech shall pay to SRI the sum of $750,000 upon the earlier of the completion of Phase III trials in Europe or the initiation of sales of the Product in the USA.

G. Eurobiotech shall pay the cost of prosecuting, filing and maintaining patents and defending revocation proceedings on patents and patent applications, on the Product within the Territory.

H. Eurobiotech shall also pay the costs as in 4G, if any, for those Sloan-Kettering Institute for Cancer Research ("SKI") patents which the Product might infringe but for the separate Agreement between SKI and SRI (Appendix V) which provides SRI and Eurobiotech the rights to such Sloan-Kettering Institute for Cancer Research patents in the Field for the Territory for the Product.

                                 5. ACQUISITION

         Acquisition of the Licensed Technology is meant in its broadest sense including assignment, transfer, sublicense, merger, joint venture and so on and so forth.

A.       Prior to Phase III Clinical Trials

         If all or part of the rights granted to Eurobiotech are acquired by a third party at, or before completion of Phase II clinical trials or prior to Phase III clinical trials, all current or future payments derived by Eurobiotech from the transfer, whether in cash, shares, property or any other form of payment, including but not limited to up-front payments, milestone payments and royalties will be divided equally between SRI and Eurobiotech.

B.       During or After Phase III Clinical Trials

         If Eurobiotech alone funds Phase III clinical trials, then if all or part of the rights are acquired by a third party during or after completion of Phase III trials, all current or future payments derived by Eurobiotech from the transfer, whether in cash, shares, property or any other form of payment, including but not limited to up-front payments and milestone payments but excluding royalties will be shared on the basis of 65% to Eurobiotech and 35% to SRI until 50% of the monies expended by Eurobiotech in conducting the Phase III trials are reimbursed. Thereafter, both parties shall receive 50% each of all payments derived form the acquisition, exclusive of royalty payments. Royalty payments related to the acquisition of rights by a third party in order to market or further sublicense Product(s) shall be divided in the ratio Eurobiotech 65; SRI 35.

         If a third party funds the Phase III trials either in whole or in part in return for rights, the parties to this Agreement shall divide all payments including up-front payments, milestone payments and royalties from that third party in equal amounts.

If the parties to this Agreement share Phase III trial costs equally, then if all or part of the rights are acquired by a third party during or after completion of Phase III trials, all current or future payments derived from the acquisition will be divided equally between SRI and Eurobiotech.

C.       Manufacturing

Should Eurobiotech manufacture or have Product(s) manufactured for sale to any unaffiliated third party acquirer such as a sublicensee or joint venture prior to, during or after Phase III clinical trials, SRI shall receive 35% of Net Income from such sale(s).

D.       Approval

The foregoing scenarios (articles 5A and 5B) are subject to the approval of SRI which shall not be unreasonably withheld.

                           6. COMMERCIALIZATION STAGE

A. Eurobiotech shall have exclusive rights to market the Product in the Territory under the following terms: For the Patent and Technical Information licenses granted herein, Eurobiotech shall pay to SRI a royalty of 7% of the Gross Sales Revenue of all Product(s) sold to an unaffiliated third party, likely to be a distributor or wholesaler, but not limited to such, where Eurobiotech is responsible for the marketing of the Product. In addition to the seven percent of Gross Sales Revenue, if the Gross Profit Margin from operations in any geographical area equals or exceeds 31% a further profit-sharing agreement will apply, according to the following formula and further exemplified in Appendix IV:

                  Gross Profit Margin                Payment as % of Net Income
                  -------------------                --------------------------
                   greater than 70%                              20%
                         50-70%                                  10%
                         31-49%                                   5%

B. If the Product incorporates inventions, patents, or technical information that is necessary for the successful commercialization of the Product and that is obtained from sources other than SRI, the Parties agree to negotiate in good faith a new royalty rate to reflect the contribution of such third party inventions, patents, or technical information, but in no event shall the royalty rate be reduced by more than 50%.

C. If this Agreement is for any reason terminated before all the earned royalties herein provided for have been paid, Eurobiotech shall immediately pay to SRI any remaining unpaid balance of earned royalties even though the due date provided in Article 8 has not been reached.

D. If Eurobiotech shall sell the rights to the Technology during the Commercialization Stage, in combination with the sale, acquisition, merger or disposition of Eurobiotech Group, Inc., Eurobiotech, SRI and the third party(ies) shall negotiate in good faith the specific details for such sale of rights, subject to the approval of SRI which shall not be unreasonably withheld.

                                7. SUBLICENSING

A. Eurobiotech shall have the right to sublicense in the Field for the Territory.

B. Eurobiotech will keep SRI routinely updated on progress of discussions and negotiations with potential sublicensees. SRI shall have the right to review the form of sublicenses to be granted hereunder prior to the execution of the same by Eurobiotech. Eurobiotech agrees that sublicense agreements shall conform in all material respects to the terms and conditions of this Agreement. If SRI has not objected within thirty (30) days of receiving the form of such agreement describing the material terms, Eurobiotech may proceed to negotiate and grant sublicenses without further review by SRI if the form of the sublicense has not materially changed. Eurobiotech shall provide SRI with a copy of each sublicense within thirty (30) days of execution, and shall not grant to its sublicensees any SRI rights not conveyed by this Agreement.

C. If this Agreement is terminated for any reason, except breach of contract by SRI, any sublicense shall automatically transfer to SRI, unless sublicensee is in breach or default of sublicense, and remain in full force and effect so long as the sublicensees performs the obligations of the sublicense, and Eurobiotech will execute such documents as may be requested by SRI to attest to the transfer to SRI of all sublicense rights, including the right to receive future payments.

                             8. PAYMENTS AND REPORTS

A. Payments owed to SRI shall be payable within ten (10) days of receipt by Eurobiotech except as stated otherwise elsewhere in this Agreement and except for royalties and profit-sharing compensation as a result of direct marketing of Product by Eurobiotech.

B. Royalties and profit-sharing compensation owed to SRI as a consequence of direct marketing of Product by Eurobiotech shall be due for each calendar quarter beginning with the first calendar quarter in which sales occur and shall be payable to SRI within forty-five (45) days following the last day of the applicable calendar quarter.

C. All payments from Eurobiotech to SRI shall be made in U.S. dollars by corporate check to SRI at the address specified in Article 34 or an address designated in writing by SRI from time-to-time.

D. With respect to non-dollar denominated payments owed by Eurobiotech to SRI, such payments shall be converted into U.S. Dollars at the conversion rate(s) published in The Wall Street Journal (Eastern Edition) as of the last business day of the calendar quarter included in the report.

E. In the event that Eurobiotech is prevented from making any payment to SRI under this Agreement by virtue of restrictions on currency conversion or repatriation under the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which accrued to SRI's account in a bank acceptable to SRI in the country whose currency is involved. If the local currency cannot be converted or remitted to SRI within twelve (12) months from the initial deposit, Eurobiotech shall pay SRI the equivalent of such amount at the initially computed conversion rate (including any interest earnings) in United States dollars, and the local currency shall be transferred to an account in a bank acceptable to Eurobiotech in this country.

F. Payments to SRI hereunder shall be deemed paid as of the day on which they are received at the address designated pursuant to Article 34. Any part of a payment which is not paid on or before the date when due shall accrue interest thereon from such date until the date of its payment in full at two (2) percentage points over the per annum interest rate published as the "Prime Rate" in The Wall Street Journal (Eastern Edition), but in no event shall such rate exceed the maximum rate permitted by applicable law.

G. All foreign taxes, assessments and fees of any nature levied or incurred on account of all payments accruing under this Agreement will be assumed and paid by Eurobiotech and not deducted from payments owed to SRI.

H. Eurobiotech shall deliver to SRI within forty-five (45) days after the end of each calendar quarter a report, certified by the chief financial officer (or equivalent) of Eurobiotech, setting forth in reasonable detail the calculation of SRI payments made during the quarter and for each calendar quarter, including gross sales, value added taxes, number of units sold, unit price and the like on a country-by-country basis by Eurobiotech, sublicensees, joint ventures and their affiliates.

I. The Eurobiotech report to SRI shall be supported by and based upon a similar financial report or, if permitted, a copy from each sublicensee and other commercialization entity(ies).

J. The parties will promptly share all information generated under the Co-Development Program pursuant to the confidentiality provisions of
         Article 21 and with particular respect to the pre-clinical studies and clinical trials. Upon commercialization of the Product(s), Eurobiotech shall provide SRI with quarterly updates (which may be oral unless other requested by SRI) in reasonable detail, describing Eurobiotech's plans, activities and accomplishments.

                                   9. RECORDS

Eurobiotech shall keep accurate records of all operations affecting payments hereunder, and shall permit SRI or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter. The fees charged for an SRI authorized audit shall be paid by SRI; provided, however, that if an audit discloses an underpayment by Eurobiotech of more than five percent (5%) for such audited period, Eurobiotech shall pay the reasonable fees and expenses charged by the firm conducting the audit.

                                  10. DILIGENCE

A. In conjunction with the developmental actions and commercialization activities of Eurobiotech referred to throughout this Agreement, the parties shall prepare, within 90 days of the date of signing of this Agreement, a business development plan outlining the strategy, timing and implementation of steps to commercialize the technology.

B. Retention of rights by Eurobiotech is contingent upon submission of a NDA to the FDA within four years of the effective date of this Agreement.

                   11. OWNERSHIP OF THE TECHNOLOGY, TECHNICAL
                          INFORMATION AND IMPROVEMENTS

A. SRI and Eurobiotech shall each retain full ownership of their existing intellectual property rights including rights in the process of being protected and rights conceived but not yet reduced to practice as of the effective date of this Agreement.

B. All Improvements by SRI developed under projects funded, in whole or in part, by Eurobiotech shall be owned by SRI and shall be included in the licenses granted in this Agreement. In the event that a conflicting obligation prevents SRI from including such an Improvement, SRI shall use reasonable efforts to assist Eurobiotech to obtain rights from the appropriate third party or parties.

C. All Improvements by SRI made during the first three (3) years from the effective date of the Agreement and not developed under projects funded, in whole or in part, by Eurobiotech, shall be owned by SRI and if deemed reasonably necessary for Eurobiotech practice of the Technology, without which such practice would constitute an infringement of SRI's rights, shall be included to the extent necessary, as decided solely by SRI, in the licenses granted in this Agreement, unless inclusion is not possible due to SRI's obligations to a third party. In the event that a conflicting obligation prevents SRI from including such an Improvement, SRI shall use reasonable efforts to assist Eurobiotech to obtain rights from the appropriate third party or parties.

D. Eurobiotech shall have the first right of negotiation to a license or other commercial arrangement to any SRI intellectual property developed under projects funded, in whole or in part, by Eurobiotech, which does not constitute an Improvement.

                             12. PATENT PROSECUTION

A. SRI shall file, prosecute and maintain all of the Patent that are the property of SRI.

B. Eurobiotech shall bear all patenting expenses related to the filing, prosecution or maintenance of all Patent and Improvement licensed hereunder in whole or in part.

C. SRI shall furnish Eurobiotech with copies of all allowed claims when such claims are allowed in the Field and in the Territory for all Patent and Improvement licensed hereunder.

D. SRI shall provide Eurobiotech with draft copies of all correspondence and filings and related prosecution documents on the Patent and Improvement licensed hereunder and Eurobiotech shall promptly provide comments, if any, to SRI. SRI shall confer with Eurobiotech, and make reasonable efforts to adopt Eurobiotech's suggestions regarding prosecution tactics and strategy. Notwithstanding the foregoing, SRI shall have the right to take such actions as are reasonably necessary, in its good faith judgement, to preserve all rights under the Patent and Improvement throughout the Territory. As soon as practical, subsequent to the filing of any prosecution document, SRI shall provide Eurobiotech with a copy of such document. In addition, SRI shall copy Eurobiotech with any official office action and SRI responses and submissions. Eurobiotech shall bear the expenses of the activities noted in this Article 14.E.

E. SRI will inform Eurobiotech at least sixty (60) days prior to any decision having as a result the failure to file, or the abandonment of Patent applications or failure to maintain a Patent, Patents and Improvements licensed hereunder so that Eurobiotech may take over and maintain such Patent and Improvements in force.

F. Provided that SRI has been informed by Eurobiotech at least sixty (60) days in advance, in the event that Eurobiotech decides not to pay patenting expenses in any jurisdiction, SRI may elect to maintain such Patent and Improvements in force and terminate Eurobiotech's licenses granted as for the jurisdiction in which Eurobiotech abandoned or failed to file or maintain such Patent rights. Notwithstanding the foregoing, Eurobiotech shall be obligated to pay patenting expenses within the European Community.

                         13. INFRINGEMENT BY THIRD PARTY

A. Either party shall notify the other party of any suspected infringement by a third party of the Patent in the Field and the Territory, and each party shall inform the other of any evidence of such infringement(s).

B. Eurobiotech shall have the first right to institute suit for infringement(s) in the Field and Territory so long as this Agreement remains exclusive. At Eurobiotech's expense, SRI will reasonably assist Eurobiotech in such prosecutions if so requested by Eurobiotech, and will lend its name to such actions if requested by Eurobiotech or required by law. Notwithstanding the foregoing SRI shall have the right to participate and be represented in any such prosecutions by its own counsel at its own expense.

C. If SRI notifies Eurobiotech of its desire to institute suit for infringement(s) and Eurobiotech fails to exercise its first right to do so within ninety (90) days of such notice, then SRI may, at its own expense, bring suit or take any other appropriate action. At SRI's expense, Eurobiotech will reasonably assist SRI in such prosecutions if so requested by SRI, and will lend its name to such actions if requested by SRI or required by law. Notwithstanding the foregoing Eurobiotech shall have the right to participate and be represented in any such prosecutions by its own counsel at its own expense.

D. No settlement of any suspected infringement(s), whether or not a suit has been instituted, may be entered into without the express written consent of Eurobiotech and SRI.

E. Any amounts recovered pursuant to an infringement suit, settlement or otherwise shall be retained by and be the property of the party bringing the action. In the event Eurobiotech receives any monies or other consideration from a third party as a result of Eurobiotech's exercise of its rights under Article 13 of this Agreement, Eurobiotech shall first be reimbursed for expenses incurred and paid for, SRI shall then receive a portion of the remainder in accordance with the applicable provision(s) of Article 6 as applied to all such monies or other considerations whether such monies or other considerations are denoted as "royalties," "damages," "releases" from prior acts, or any other designation.

F. If Eurobiotech fails to exercise its first right to institute suit for infringement(s) and SRI elects not to institute suit, then SRI shall provide Eurobiotech with at least sixty (60) days notice of its intention to terminate Eurobiotech's licenses granted in those jurisdictions affected by the infringement or to take any other action it sees fit in its best judgement.


                           14. REVOCATION PROCEEDINGS

A. In the event either party becomes aware of the institution by a third party of any proceedings for the revocation of any Patent, patents or Improvements in any country in the Territory licensed hereunder to Eurobiotech, such party shall notify the other party promptly. Eurobiotech shall defend any such proceedings at its own expense, in its own name.

B. SRI shall have the right to participate in such revocation proceedings at Eurobiotech's expense, and will lend its name to such proceedings if requested by Eurobiotech or required by law. Sublicensees of Eurobiotech shall also have the right to participate in such revocation proceedings.

C. Settlement of any revocation proceedings shall be subject to the approval of SRI; such approval shall not be unreasonably withheld.

                     15. INFRINGEMENT OF THIRD PARTY RIGHTS

A. SRI "does not warrant" as stated in Article 17. Disclaimer, "that the patents will be free from claims of infringement by third parties or any other rights of third parties."

B. Eurobiotech as stipulated in Article 18. Indemnification, "agrees to indemnify, hold harmless and defend SRI... from and against any and all demands, claims, suits, and actions ..." which includes infringement of third party rights.

C. SRI will reasonably assist Eurobiotech to defend or settle such third party claim if so requested and at the expense of Eurobiotech.

D. SRI shall have the right to participate and be represented in any such claim by a third party by its own counsel.

E. No settlement of any third party claim may be entered into without the express written consent of SRI.

F. In the event, by way of counterclaim or otherwise, either party or both parties recover any damages or other sums in any action, suit, or proceeding involving a claim by a third party, or in settlement thereof, such recovery shall be applied and shared as mutually agreed.

                               16. REPRESENTATIONS

A. This Agreement is entered into by SRI in its corporate capacity. It is understood and agreed that the U.S. Government is not a party to this Agreement and in no manner whatsoever shall be liable for or assume any responsibility or obligation for any claim, cost, or damages arising out of or resulting from this Agreement or the subject matter licensed.

B. Nothing in this Agreement shall be deemed to be a representation or warranty by SRI, or the U.S. Government, of the safety, merchantability or usefulness for any purpose, of any technical information, techniques or practices at any time made available by SRI to Eurobiotech hereunder.

C. SRI represents that it has the right to grant all of the rights herein, except for a non-exclusive, non-royalty bearing, non-commercial license to the Government of The United States of America.

D. SRI is unaware of any claims asserted against SRI by any third parties with respect to Patent infringement or any other type of liability relevant to licensing of the Inventions, which have not been disclosed to Eurobiotech as of the Effective Date of this Agreement.

E. SRI represents that it has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated therein.

F. Eurobiotech represents that it has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated therein.

G. Eurobiotech shall accept liability for or on account of any injury, loss or damage, of any kind or nature sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon either party arising out of or in connection with or resulting from (i) the production, use or sale of any Product or (ii) the use of any technical information, techniques, or practices disclosed by either party, or (iii) any advertising or other promotional activities with respect to any of the foregoing. If a sublicense is granted by Eurobiotech to a third party that third party shall accept all liability for any injury, loss or damage as defined above.

                                 17. DISCLAIMER

EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 16, SRI DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE TECHNOLOGY OR ANY TECHNICAL INFORMATION COMMUNICATED TO EUROBIOTECH BY SRI. SPECIFICALLY, BUT WITHOUT LIMITING THE FOREGOING, SRI MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS (FOR A PARTICULAR PURPOSE OR OTHERWISE), QUALITY OR USEFULNESS OF THE TECHNOLOGY. ALL PHYSICAL EMBODIMENTS OF THE TECHNOLOGY PROVIDED BY SRI HEREUNDER ARE PROVIDED ON AN "AS IS" BASIS. SRI DOES NOT WARRANT THE ACCURACY OF ANY INFORMATION INCLUDED WITHIN THE TECHNICAL INFORMATION NOR DOES SRI WARRANT THAT ANY SUCH INFORMATION CONSTITUTES TRADE SECRETS OR CONFIDENTIAL INFORMATION OR THAT THE PATENTS WILL BE FREE FROM CLAIMS OF INFRINGEMENT BY THIRD PARTIES OR ANY OTHER RIGHTS OF THIRD PARTIES.

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES IN TORT, CONTRACT, STRICT LIABILITY OR OTHERWISE INCURRED BY OTHER PARTY OR ANY THIRD PARTY.

                               18. INDEMNIFICATION

      Eurobiotech hereby agrees to indemnify, hold harmless and defend SRI and SKI and its officers, directors, representatives, agents and employees from and against any and all demands, claims, suits or actions of any character presented or brought on account of any injuries, losses or damages sustained by any person or property in consequence of (i) any act or omission of Eurobiotech or its agents, employees or subcontractors, or (ii) any liability under Article 16G, except for any injuries, losses or damages that specifically result from the negligence or willful misconduct of SRI or SKI. The foregoing indemnity shall include but not be limited to court costs, attorneys' fees, costs of investigation and costs of defense associated with such demands, claims, suits or actions.

                                  19. INSURANCE

      Eurobiotech shall maintain, during the term of this Agreement, reasonable amounts of comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover the activities of Eurobiotech, its affiliates and sublicensees hereunder. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or beyond the expiration or termination of this Agreement during the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being, commercially distributed or sold by Eurobiotech or by a sublicensee, affiliate or agent of Eurobiotech.
Such insurance shall include SRI as an additional insured. Eurobiotech shall furnish to SRI a certificate of insurance evidencing such coverage and periodically, upon request, provide evidence that the coverage is still in effect.

                            20. TERM AND TERMINATION


A. This Agreement shall commence on the Effective Date and, unless sooner terminated under this Article 20, shall expire upon the later of: (i) expiration of the last to expire of all Patent(s), Improvement(s), and Patent(s) licensed under this Agreement [hereafter "Licensed Patents" only for Article 20], including any extensions thereof and any periods of exclusivity granted by regulatory agencies or other governmental bodies; (ii) Eurobiotech is no longer due any payments from Sublicensee(s); or (iii) Eurobiotech is no longer directly marketing a Product.

B. The payment obligations under the licenses granted to Eurobiotech for Licensed Patents and Technical Information shall continue throughout the term as defined in Article 20.A but would be subject to good faith renegotiations upon the expiration of the last to expire of the Licensed Patents, or upon the abandonment of the last to be abandoned of any patent applications if no patents have been issued, whichever is the later, unless this Agreement is sooner terminated. Such good faith renegotiations shall take into account on a country-by-country or regional basis but not be limited to: (i) Product competition; (ii) utilization, incorporation and value of Technical Information; (iii) value of Technical Information if no longer confidential or proprietary through no fault of Eurobiotech, its Sublicensee(s), contractors, financiers or any other Eurobiotech agent(s) or purchasers of Product or services having access to Technical Information; (iv) the applicable contract or patent law or (v) prior payment commitments such as in
         Article 3.C(2).

C. Eurobiotech may terminate this Agreement at any time upon ninety (90) days written notice to SRI and upon payment of all amounts due SRI through the effective date of the termination.

D. Upon termination of this Agreement, neither party shall be released from any obligation that matured prior to the effective date of such termination. Eurobiotech and any sublicensee may, however, after the effective date of such termination, sell all Products in inventory provided that Eurobiotech shall pay to SRI the royalties and profit-sharing thereon as required by Article 6 hereof and submit the reports required by Article 8 hereof.

E. Except as provided in Article 13F above, if either party shall be in default of any obligation hereunder, the other party may terminate this Agreement by giving Notice of Termination by Certified or Registered Mail to the party at fault, specifying the basis for termination. If within sixty (60) days after the receipt of such Notice of Termination, the party in default shall remedy the condition forming the basis for termination such Notice of Termination shall cease to be operative, and this Agreement shall continue in full force.

F. SRI shall have the right to terminate this Agreement if Eurobiotech shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors, or if Eurobiotech fails to submit an NDA as provided in
         Article 10B.

G. Eurobiotech shall inform SRI of its intention to file a voluntary petition in bankruptcy or of another's intention to file an involuntary petition in bankruptcy to be received at least thirty (30) days prior to filing such a petition. Eurobiotech's filing without conforming to this requirement shall be deemed a material, pro-petition incurable breach not subject to the Notice requirement of Paragraph 20.

H. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Eurobiotech's obligation to pay SRI any payments or other consideration accrued but unpaid prior to termination shall survive the termination of this Agreement. In addition, Articles 5, 6, 8, 9, 17, 18, 19, 21, 22, 28 and 34 as well as any other provisions to the extent required for the full observation and performance of the foregoing Articles or which by their nature are intended to survive such termination, shall survive the termination of this Agreement and continue to be enforceable.

                   21. CONFIDENTIALITY; PUBLICATION; PUBLICITY

A. In fulfilling their obligations under this Agreement, it may be desirable or necessary for the parties to disclose to one another certain of their Confidential Information. In the event of receipt of such Confidential Information, the receiving party agrees to preserve such information as confidential and not to disclose it to third parties or to use it except in connection with this Agreement during the term of this Agreement and for a period of five (5) years following its termination. The foregoing obligations shall not apply to any information that:

         1. is now in the public domain or becomes generally available to the public through no fault of the receiving party;

         2. is already known to, or in the possession of, the receiving party as can be demonstrated by documentary evidence;

         3. is disclosed to the receiving party on a nonconfidential basis by a third party having the right to make such disclosure; or

         4. is independently developed by the receiving party as can be demonstrated by documentary evidence.

         For the purposes of the preceding portion of this Section A, Article 21 only. "parties" or "party" but not "third parties" or "third party" may also include SKI.

         In addition, to the extent reasonably necessary to fulfill its obligations or exercise its rights under this Agreement (i) a party may disclose Confidential Information to its Affiliates, Sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such persons or entities agree to be bound by the provisions of this Article 20, (ii) a party or its Affiliates or Sublicensees may disclose Confidential Information to governmental or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or regulatory authorizations, provided the disclosing party shall request confidential treatment thereof, and (iii) a party may disclose Confidential Information as required by applicable law, regulation or judicial process, provided that such party shall give the other party
         (x) prior written notice thereof, (y) adequate opportunity to object to any such disclosure or to request confidential treatment thereof, and
         (z) shall take all steps reasonably possible to minimize the disclosure to that level mandated by law.

B.       (i)      If either party desires to publish or present the results of the Co-Development Program, the publishing/presenting party shall provide the non-publishing/non-presenting party a copy of the manuscript of any proposed publication or presentation.
                  The non-publishing/non-presenting party shall then have thirty
                  (30) days to review and comment on the manuscript or presentation, and the publishing/presenting party agrees to delete any information identified by the non-publishing/non-presenting party as its Trade Secrets or Confidential Information.

         (ii) In the event the non-publishing/non-presenting party determines that a Patent application covering information contained in the proposed publication or presentation should be filed, the party proposing the publication or presentation shall delay such publication or presentation for up to sixty
                  (60) days to allow such filing to be made.

C. Each party shall provide the other party with the prior opportunity to review and approve any press releases or similar public announcements concerning this Agreement or clinical, regulatory and commercial developments related to Products as soon as practicable, but in no event later than 24 hours before an announcement is made. Eurobiotech shall not use the name of SRI or otherwise refer to any organization related to SRI, except with the written approval of SRI, such approval not to be unreasonably withheld.

                             22. DISPUTE RESOLUTION

A. The parties shall attempt to resolve through good faith discussions any dispute which arises under this Agreement. Any dispute may, at the election of either party, be referred to the chief executive officers, or the equivalent, of each party. If they are unable to resolve the dispute, within thirty (30) days after delivery of written notice of the dispute from one party to the other, either party may seek to resolve it by initiating Alternative Dispute Resolution ("ADR") at the geographical location of the noninitiating party in which the Judicial Arbitration and Mediation Services ("JAMS") of such location, through a panel of three (3) arbitrators (the "Arbitrators"), shall control the proceedings as provided herein. If JAMS is not in existence at the time of such dispute, the American Arbitration Association, of such location shall be substituted.

B. An ADR shall be initiated by a party by sending written notice thereof to the other party and JAMS, which notice shall state the issues to be resolved. Within ten (10) business days after receipt of such notice, the other party may, by sending written notice to the initiating party and JAMS, add issues to be resolved. Within twenty (20) business days after the date of the original ADR notice, JAMS shall nominate to the parties at least ten (10) qualified nominees from JAMS' panel. Each party shall have five (5) business days after the receipt of such nominations to select one Arbitrator. The two (2) Arbitrators so selected shall mutually agree on a third arbitrator to complete the panel.

C. Each Arbitrator shall have experience in the Field relevant to the dispute and in intellectual property law matters. In the event of a dispute between the parties relating to the calculation of any royalties or the amount of other consideration payable under this Agreement (including without limitation, the results of any audit conducted on behalf of a party pursuant to Article 9), then, in addition to the procedure set forth above and in Article 22B, the Arbitrators shall be partners or full members of an internationally recognized certified public accounting firm which is not an auditing firm for either party and has not provided material services to either party during the last two (2) year period prior to the date of ADR initiation.

D. Except as otherwise provided in this Article 22, such hearing shall be conducted pursuant to the JAMS Rules or the Commercial Arbitration Rules of the American Arbitration Association (AAA) as applicable.

E. The Arbitrators shall render a disposition on the proposed rulings as expeditiously as possible after the hearing, but not later than fifteen
         (15) business days after the conclusion of the hearing. In the circumstances where the Arbitrators rule for a party on a claim in the form of a claim for monetary damages, the parties will then submit a proposed remedy within ten (10) days of notice of the ruling. The proposed remedy may be accompanied by a brief in support of the remedy not to exceed five (5) pages. The Arbitrators will rule on the proposed remedies within ten (10) days of their submission. The Arbitrators' disposition shall be final and not appealable, except that either party shall have the right to appeal such disposition on the basis it was affected by fraud or bad faith in connection with the ADR proceedings. A judgment on the Arbitrators' disposition may be entered in any court having jurisdiction over the parties. The reasonable fees and expenses of the Arbitrators, as well as the standard charges of JAMS for its assistance, shall be borne equally by the parties or as they may otherwise agree.

F. A party shall not be prohibited from bringing a claim for resolution under this Article 22 on the ground that the claim could have been brought during an earlier proceeding under this same Article.

G. The following disputes, causes of action or claims shall not be subject to the dispute resolution process set forth in this Article 22:

         (i) a claim arising from a suit, action, or proceeding brought by a third party or Sublicensee not subject to ADR;

         (ii) a claim relating to undisputed amounts owed by either party to the other under this Agreement;

         (iii) a suit, action, or proceeding to compel either party to comply with the dispute resolution procedures set forth in this
                  Article 22;

         (iv) a dispute, controversy, or claim relating to the scope, enforceability, infringement or validity of a patent or trademark of either party; and

         (v) a cause of action seeking temporary or preliminary injunction relief.

                                23. ASSIGNABILITY

A. Eurobiotech shall not assign any rights under this Agreement not specifically transferable by its terms without prior written consent of SRI. SRI may not assign its rights hereunder without the prior written consent of Eurobiotech.

B. In the event of a Change of Control (as defined below) of Eurobiotech, SRI may elect, upon not less than sixty (60) days written notice following the Change of Control or receipt of notice provided pursuant to Article 23.C, to terminate this Agreement if such Change of Control is not, in the good faith judgement of SRI, in the developmental and/or commercial interest of the Licensed Technology or significantly limits its applicability or scope.

C. For purposes of this Article 23C, "Change of Control" shall be deemed to have taken place if (a) a third party, including a "group" as defined in section 13(d)(3) of the Securities Exchange Act of 1934 but excluding the current directors of Eurobiotech, becomes the beneficial owner of shares having fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of Eurobiotech; or (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), (X) the persons who were directors of Eurobiotech before the Transaction shall cease to constitute a majority of the Board of Directors of Eurobiotech or any successor to Eurobiotech, or
         (Y) there is the sale, exchange of other disposition of all or substantially all of Eurobiotech's assets to a third party. Within thirty (30) days following a Change of Control of Eurobiotech, Eurobiotech shall provide notice thereof to SRI.

                                   24. REFORM

A. The parties agree that if any part, form, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

B. In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, SRI, by written notice to Eurobiotech, may revise the provision in question or may delete it entirely so as to comply with the decision of the said court.

                            25. WAIVER AND ALTERATION

A. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement and to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, but the obligations of the other party with respect to such future performance shall continue in full force and effect.

B. A provision of this Agreement may be altered only by a writing signed by both parties, except as provided by Article 24, above.

                                   26. MARKING

A. Eurobiotech shall place in a conspicuous location on any product or its packaging, which is made or sold under any Patent coming within this Agreement, a patent notice in accordance with the laws concerning the marking of patented articles.

B. Eurobiotech shall include a marking provision similar to Paragraph A above in every sublicense granted pursuant to Article 7 above.

                               27. IMPLEMENTATION

Each party shall execute any instruments reasonably believed by the other party to be necessary to implement the provisions of this Agreement.

                                28. GOVERNING LAW

This Agreement shall be deemed to have been entered into and shall be governed by, construed and enforced in accordance with laws of the State of Alabama of the United States of America and in the English language, and any action brought to enforce any provision or obligation hereunder shall be brought in a court of competent jurisdiction in the State of Alabama.

                    29. EXPORTATION OF TECHNICAL INFORMATION

Eurobiotech agrees not to export from The United States of America, directly or indirectly, any Technical Information furnished to Eurobiotech either directly or indirectly by SRI, except to the extent and to the countries permitted by the laws of The United States of America. Eurobiotech agrees to indemnify, defend and hold harmless SRI, its officers, agents and employees from all liability involving the violation of such export regulations, either directly or indirectly by Eurobiotech.

                                  30. HEADINGS

The headings of the articles, sections and paragraphs used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

                             31. PARTIES INDEPENDENT

In making and performing this Agreement, the parties act and shall act at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Eurobiotech and SRI. Except as specifically provided herein, at no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

                                32. COUNTERPARTS

This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

                                33. FORCE MATEURE

The parties shall not be responsible for failure to perform any of the obligations imposed by this Agreement (except an obligation to pay money), provided such failure is caused by fire, storms, floods, strikes, lockouts, accidents, war, riots or civil commotions, inability to obtain railroad cars or raw materials, embargoes, any State or Federal regulation, law, or restriction, seizure or acquisition of the Technology or the Product(s) by the Government of the United States or of any state, or of any agency thereof or by reason of any compliance with a demand or request for such Product for any purpose for national defense, or any other cause or contingency beyond the reasonable control of said party (whether or not of the same kind or nature as the causes or contingencies above enumerated) shall not subject the party so failing to any liability to the other.

                                   34. NOTICE

For the purpose of all written communications between the parties, their addresses shall be:


If to EUROBIOTECH:                          If to SRI:

Address:                                    Address:
            -----------------------------              -------------------------

            -----------------------------              -------------------------

            -----------------------------              -------------------------

Attention:                                  Attention:
            -----------------------------              -------------------------

Telephone:                                  Telephone:
            -----------------------------              -------------------------

FAX:                                        FAX:
            -----------------------------              -------------------------


or any other addresses of which either party shall notify the other party in writing.

                                  35. EXECUTION

         IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.

EUROBIOTECH:                        SRI:

By:            /s/ CB Wood          By:              /s/ G.E. Dwyer
            ----------------------             ---------------------------

Print Name:        CB Wood          Print Name:          G.E. Dwyer
            ----------------------             ---------------------------

Its:                 CEO            Its:            President and CEO
            ----------------------             ---------------------------

Date:            19th Aug 98        Date:                 9/1/98
            ----------------------             ---------------------------

                                   APPENDIX I

                                          Filing                                                        Expiration
     Country             Serial No.       Date          Priority          Patent No.        Issued      Date
 United States        07/355,358          5/23/89       5/23/89             5,034,518          7/23/91    7/23/2008
 United States        07/693,646          5/10/91       5/23/89             5,384,310          1/24/95    7/23/2008
                                                        & 5/10/91
 United States        08/320,879          9/21/94       5/10/91             5,661,136          8/26/97    8/26/2014
 European             90909080.5          5/23/90       5/23/89 U.S.        0473708
   France                                                                   0473708            1/15/97    5/23/2010
   Germany                                                                  0473708            1/25/97    5/23/2010
   Great Britain                                                            0473708            1/15/97    5/23/2010
   Italy                                                                    0473708            1/25/97    5/23/2010
   Netherlands                                                              0473708            1/25/97    5/23/2010
   Spain                                                                    0473708            1/25/97    5/23/2010
   Sweden                                                                   90909080.5         1/15/97    5/23/2010
   Switzerland                                                              0473708            1/25/97    5/23/2010
 European             92912163.0          5/7/92        5/23/89 U.S.        (Substantive (first) examination
   Austria                                              & 5/10/91 U.S.      report received; Claims equivalent
   Belgium                                                                  to U.S. 07/693,646
   Germany
   Greece
   France
   Italy
   Luxembourg
   Monaco
   Netherlands
   Spain
   Sweden
   Switzerland
   United Kingdom
 Japan                2-508789            5/23/90       5/23/89 U.S.       (Request for examination filed 5/23/97;
                                                                           case expected to be taken up for
                                                                           examination about 5/99; Claims
                                                                           equivalent to U.S. 07/355,358)
 Japan                500121/1993         5/7/92        5/23/89 U.S.       (Request for examination must be filed
                                                        & 5/10/91 U.S.     prior to 5/7/99; Claims equivalent to
                                                                           U.S. 07/693,646)

 Canada               2,102,782           5/7/92        5/7/90             (Request for examination must be filed
                                                                           prior to 5/7/99; Claims equivalent to
                                                                           U.S. 07/693,646)

                                   APPENDIX II

                Terms for Eurobiotech Group, Inc. ("Eurobiotech")
                  and Southern Research Institute ("Southern")
                            Co-Development Agreement

Scope

         Co-develop Product(s) based on Southern's patented and patent-pending 2'-fluoro-2-halo substituted purine nucleoside technology.

Product(s)

         Drugs effective against hematologic malignancies and solid tumors as well as other therapeutic indications, such as (but not exclusively) skin disorders and transplantation immunity. All modes of administration, particularly oral and iv., are included in these terms as are specialized formulations such as those imparting controlled-release characteristics.

Agreement

         The parties hereby agree to enter into good faith discussions, based on the terms agreed to in this document, for the exclusive co-development, exclusive world-wide commercial rights except for Japan and Southeast Asia, to the Product(s) and all therapeutic indications and all modes of administration of the 2'-fluoro-2-halo substituted purine nucleoside technology.

Preclinical Development

         Funding provided by Eurobiotech not to exceed US$1 million for parenteral and oral preclinical toxicology, oral formulation, and other preclinical work needed prior to commencing clinical trials including development funds to explore other therapeutic indications.

Drug Synthesis for Preclinical and Phase I

         Discussions for the definitive Agreement will include the possible role of Southern in the supply of material and production of GMP and non-GMP Product(s).

Preclinical Toxicology

         To be performed by Southern whenever appropriate at a price to be negotiated. This agreement takes full account of the initial preparations for preclinical toxicology studies conducted and planned by the MD Anderson group.

Phase I

         Funding provided by Eurobiotech not to exceed US$1.25 million for Phase I clinical trials to be performed at the M. D. Anderson Cancer Center in Houston, Texas, for hematologic malignancies. Eurobiotech to further fund the preclinical and, if indicated, the clinical development for other therapeutic indications including, but not limited to, solid tumors, skin disorders and transplantation immunity.

Phase II

         Eurobiotech to fund the multi-center Phase II clinical trials of the 2'-fluoro-2-halo substituted purine nucleoside in hematologic malignancies. A decision to proceed or not will be made prior to or at the time when USS1.25 million has been expended. Eurobiotech's rights to hematologic malignancies will revert to Southern if the decision is not to proceed. Retention of rights to other therapeutic indications is contingent upon adequate levels of funding to be provided by Eurobiotech for fast-track preclinical and clinical development.

NDA After Phase II

         An NDA or equivalent document may be submitted to the FDA and/or foreign regulatory agencies if the results after completion of Phase II trials are encouraging and the agencies appear receptive.

Phase III

         If Eurobiotech decides not to proceed after completion of Phase II trials, the rights to the technology will revert to Southern. If Southern decides not to proceed with the codevelopment program (i.e., equal sharing of phase III costs) after completion of Phase II trials, Eurobiotech shall have the right to conduct the Phase III trials after paying a nonrefundable option fee of $750,000 within 60 days of completion and evaluation of Phase II trials or 60 days from the commencement of Phase III trials, whichever is the earlier. If Southern decides to proceed with the co-development program, if Phase II trials are successful, and the parties decide to proceed with Phase III clinical trials, the costs incurred will be shared equally between Southern and Eurobiotech. In that case, there will be no option fee for commencing Phase III trials.

Intellectual Property Ownership

         Southern and Eurobiotech shall each retain full ownership of their existing intellectual property rights.

Additional Intellectual Property

         Ownership shall be linked directly to inventorship. Eurobiotech shall have the first right of negotiation to any additional intellectual property developed as a result of this codevelopment program.

Additional Compensation to Southern

         100,000 Shares of common stock of Eurobiotech; $750,000 milestone payment on completion of Phase III trials in Europe or the first sales of Product(s) in the USA, whichever is the earlier; payment of patent costs from the effective date of the definitive co-development Agreement for Southern and Sloan Kettering Institute.

Acquisition of Rights by Third Party (Non-Marketing by Eurobiotech)

         If all or part of the rights granted to Eurobiotech are acquired by a third party at, or before completion of Phase II clinical trials or prior to Phase III clinical trials, all current or future payments derived by Eurobiotech from the transfer, whether in cash, shares, property or the like, including but not limited to up-front payments, milestone payments and royalties will be divided equally between Southern and Eurobiotech.

         If Eurobiotech alone funds Phase III clinical trials, then if all or part of the rights are acquired by a third party during or after completion of Phase III trials, all current or future payments derived by Eurobiotech from the transfer, whether in cash, shares, property or the like, including but not limited to up-front payments and milestone payments but excluding royalties will be shared on the basis of 65% to Eurobiotech and 35% to Southern until 50% of the monies expended by Eurobiotech in conducting the Phase III trials are reimbursed. Thereafter, both parties shall receive 50% each of all payments derived from the transfer, exclusive of royalty payments. Royalty payments related to the transfer or sublicense of the rights to market or further sublicense Product(s) shall be divided in the ratio Eurobiotech 65; Southern 35.

         If a third party funds the Phase III trials either in whole or in part in return for rights, the parties to this Agreement shall divide all payments including up-front payments, milestone payments and royalties from that third party in equal amounts.

         If the parties to this Agreement share Phase III trial costs equally, then if all or part of the rights are acquired by a third party at, or before, or after completion of Phase III trials, all payments derived from the acquisition will be divided equally between Southern and Eurobiotech.

         All of the foregoing scenarios are subject to the approval of Southern which shall not be unreasonably withheld.

         As part of the co-development program, should Eurobiotech directly manufacture Product(s) for sale to a third party, Southern and Eurobiotech shall agree that net income from such sales shall be divided in the ratio Eurobiotech 65:Southern 35.

Marketing by Eurobiotech

         If products based on the 2'-fluoro-2-halo substituted purine nucleosides are brought to market for the treatment of hematologic malignancies and/or other therapeutic indications, Eurobiotech agrees to use all reasonable measures to market the products and to provide a sales force sufficient to properly support sales of the Product(s) in designated markets.

         A.       Phase III Funded by Eurobiotech

         Eurobiotech will pay Southern a 7% royalty payment on gross sales revenue on products related to the 2'-fluoro-2-halo substituted purine nucleoside technology, applicable in all geographic areas where Eurobiotech is responsible for the marketing of the Product(s).

         If the gross profit margin from opertions in any geographical area exceeds 30% a further profit-sharing agreement will apply, in addition to the above royalty payment, according to the following formula:

          Gross Profit Margin                 Payment as % of net income*
          -------------------                 ---------------------------
               > 70%                                       20%
              50-70%                                       10%
              31-49%                                        5%


*net income to include total revenues but not include local sales tax and corporate income taxes.

         If a sublicense is granted to third parties to sell Product(s) in specified geographical regions, Southern shall receive 35% of all current and future payments obtained by Eurobiotech from the third parties including 35% of all royalty payments made by the third parties.

         B.       Regulatory License Granted After Phase II Clinical Trials

         If regulatory approval is obtained after completion of Phase II trials, Eurobiotech shall pay Southern according to the terms of section A above.

         C.       Phase III Trial Cost Reimbursed

         If a third party reimburses the costs of a Phase III clinical trial in exchange for a transfer or sublicense of rights, Eurobiotech shall pay Southern for its marketing of Product(s) based on the terms of section A above, but all payments from such a sublicensee, including up-front, milestone and royalty payments shall be divided equally between the parties to this Agreement.

Disposition of Eurobiotech Rights

         Sale or acquisition of Eurobiotech's rights to this technology in whole or in part and whether or not in combination with the sale, acquisition, merger or disposition of Eurobiotech shall be on the general basis of Eurobiotech 65:
Southern 35 except as otherwise specified in the Agreement with the specific details to be negotiated in good faith and subject to the approval of Southern which shall not be unreasonably withheld.

Payment Duration

         Southern payments continue as long as Eurobiotech's, subject to good faith negotiations regarding the impact of patent expirations, non-patent countries, competition, infringement, know-how and other issues.

Foreign Taxes

         Payments to Southern shall be made through Eurobiotech U.S.A. and will not include deductions for foreign taxes (which not-for-profit U.S. corporations have no means of crediting or offsetting).

Due Diligence

         Upon the definitive Agreement being signed the two parties shall prepare, within 90 days of the date of signing, a business development plan outlining the strategy, timing and implementation of steps to commercialize the technology. Retention of rights by Eurobiotech is contingent upon submission of a NDA to the FDA within four years of the effective date of the definitive Agreement.

Sloan-Kettering Institute

         It is agreed that Southern shall be responsible for obtaining authorization and agreement from Memorial Sloan Kettering Institute in order to fully carry out its obligations under the terms of the definitive Agreement.

Authority

         Southern has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated hereby.

         Eurobiotech has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated hereby.

Signed on behalf of Southern                 Signed on behalf of Eurobiotech


         /s/                                           /s/ C.B. Wood
---------------------------------            -----------------------------------



     Chief Executive Officer                               Chairman
---------------------------------            -----------------------------------
Position                                     Position

         Sept. 22, 1997                                    29/9/97
---------------------------------            -----------------------------------
Date                                         Date

                                  APPENDIX III

                 Extension of the Co-Development Program between
            Southern Research Institute and Eurobiotech Group, Inc.


WHEREAS Southern Research Institute ("SRI") and Eurobiotech Group, Inc. ("Eurobiotech") have entered into an Agreement dated 8/31/98 to co-develop 2'-fluoro-2-halo substituted purine nucleoside(s) for the treatment of hematological malignancies, other cancers and other therapeutic indications, and

WHEREAS both parties wish to further specify additional financial as well as research and development obligations of Eurobiotech,

NOW, THEREFORE, to consummate such extensions to the Co-Development Program by Eurobiotech, the parties agree as follows:

l.       INITIAL PAYMENT

         Eurobiotech agrees to pay SRI a total of $50,000 as an initial, once-only payment within ten (10) days of the signing of the Co-Development Agreement to codevelop 2'-fluoro-2-halo substituted purine nucleoside(s).

2.       RESEARCH AND DEVELOPMENT PAYMENTS

         Eurobiotech agrees to pay SRI a further $50,000 within 90 days of signing the Co-Development Agreement to be used for research and development to be conducted at SRI's laboratories with respect to the use of 2'-fluoro-2-halo substituted purine nucleoside(s) for therapeutic indications other than cancer. The research and development program will be mutually agreed upon by the parties and funding will begin no later than thirty (30) days after such agreement or within ninety (90) days of the effective date of the Co-Development Agreement, whichever date is earlier. It is not intended that the sum defined in this paragraph shall be the total cost of the research and development program for therapeutic indications other than cancer.

3.       TERMINATION OF AGREETMENT

         This extension of the Co-Development Agreement shall be governed by the termination provisions of the Co-Development Agreement.

                                   APPENDIX IV

                   Gross Profit Margin and Net Income Examples

         Joint product costing shall be based on the relative-sales-value method of joint cost assignment or other joint costing method according to generally accepted accounting principles and agreed to by Eurobiotech and SRI.

Gross Margin+
-------------

    Gross Sales Revenue
                                                        ------------------------

    Cost of Goods Sold:

        Joint costs (assigned)
                                                        ------------------------
        Separable costs
                                                        ------------------------
             Total Cost of Goods Sold
                                                        ------------------------
        Gross Margin
                                                        ------------------------
        Gross Profit Margin                          %
                                                        ------------------------

+Excludes SRI royalties

Net Income ++
----------

    Gross Sales Revenue
                                                        ------------------------
    Total Cost of Goods Sold
                                                        ------------------------
        Gross Margin
                                                        ------------------------
    *Operating Expenses:

        Joint costs (assigned):

        Selling, G&A
                                                        ------------------------
        R&D, regulatory
                                                        ------------------------
        Depreciation & amortization
                                                        ------------------------
        Financing & interest
                                                        ------------------------
             Total joint costs
                                                        ------------------------

    Separable costs:

        Selling, G&A
                                                        ------------------------
        R&D, regulatory
                                                        ------------------------
        Depreciation & amortization
                                                        ------------------------
        Financing & interest
                                                        ------------------------

             Total separable costs
                                                        ------------------------
        Total Operating Expense
                                                        ------------------------
    Net Income
                                                        ------------------------

++ Excludes SRI royalties, local taxes, corporate income taxes, foreign taxes.

*Assignment of such allowable operating expenses as selling, general and administrative; research and development, regulatory; depreciation and amortization; financing and interest shall be according to generally accepted accounting principles.

                                  Appendix III

            Sloan-Kettering Institute for Cancer Research Agreement

Inter Institutional Agreement                                            Page 1
SKI/Southern
--------------------------------------------------------------------------------

                          INTER-INSTITUTIONAL AGREEMENT
                                   (SK#3294)


         Effective on the 31st day of August, 1998 (the "Effective Date"),

         SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH, a not-for-profit corporation organized and existing under the laws of the State of New York, and having a place of business located at 1275 York Avenue, New York, New York 10021 (hereinafter "SKI") and

         SOUTHERN RESEARCH INSTITUTE, a not-for-profit corporation organized under the laws of the State of Alabama and having a place of business located at 2000 Ninth Avenue South, P.O. Box 55305, Birmingham, Alabama 35205 (hereinafter "Southern"), hereinafter collectively referred to as the "Parties, or individually as a "Party"

         in consideration of the mutual covenants contained herein, AGREE AS
FOLLOWS:

                                    ARTICLE 1
                            BACKGROUND & DEFINITIONS

s.1.1 The Parties to this agreement each have patents and/or patent applications relating to 2'-Fluoro-Arabinofuranosyl Purine Nucleoside technology including specific compounds, the synthesis of such compounds, and uses of such compounds as therapeutic treatments for cancer and other disease conditions, including:

         a. "SKI Patents" defined as compounds 3,4, 5 & 6 of claim 2 and compound 2 of claim 3 of U.S. Patent No. 4,751,221, issued June 14, 1988 entitled, 2'-Fluoro-Arabinofuranosyl Purine Nucleosides, and claim 1 of U.S. Patent No. 4,918,179 issued April 17, 1990 entitled 2'-Fluoro-Arabinofuranosyl Purine Nucleosides, and any conversions, continuations, continuations-in-part, divisionals, foreign equivalents, reissues, or other derivatives of these patents and patent applications and matters that are the subject of these patents and patent applications, (hereinafter referred to as "SKI Patents"); and

         b. "Southern Patents" defined as U.S. Patent 5,034,518 issued July 23, 1991 entitled, 2'-Fluoro-9-(2-Deoxy-2-Fluoro-[Beta] -D-Arabinofuranosyl) Adenine Nucleosides, U.S. Patent 5,384,310 issued January 24, 1995 entitled 2'-Fluoro-2 Haloarabinoadinosines and Their Pharmaceutical Compositions, and U.S. Patent 5,661,136 issued August 26, 1997 entitled 2-halo-2'-fluoro ARA adenosines as antinoplastic agents, and any conversions, continuations, continuations-in-part, divisionals, foreign equivalents, reissues, or other derivatives of these patents and patent applications and matters that are the subject of these patents and patent applications (hereinafter referred to as "Southern Patents").

Inter Institutional Agreement                                            Page 2
SKI/Southern
--------------------------------------------------------------------------------


s.1.2 "Technology" shall include Southern Patents and those SKI Patents (listed in Exhibit B of this Agreement) to the extent necessary to enable the practice of Southern Patents and SKI Patents issued in countries in which Southern Patents are not issued or pending.

s.1.3 Inventions described in SKI Patents were developed at SKI by Drs. Kyoichi A. Watanabe, Chung K. Chu, and Jack J. Fox, and inventions described in Southern Patents were developed at Southern by Drs. John
        A. Montgomery and John A. Secrist, III (hereinafter collectively referred to as "Inventors").

s.1.4 The Parties desire to provide for the development, utilization, and commercialization of the Technology through licensing activities or codevelopment activites.

s.1.5 "Confidential Information" means (i) any know-how, information or material in tangible form that is marked as confidential or proprietary by the furnishing party at the time it is delivered to the receiving party, and (ii) information that is disclosed orally, provided that such information is specifically identified by the disclosing party as Confidential Information; and provided further that any information that is disclosed orally be confirmed in written summary form by the disclosing party within thirty (30) days. The party who receives Confidential Information from the other party is referred to in this Agreement as the "Recipient", and the disclosing Party is referred to as the "Discloser".

                                   ARTICLE 2
                                   OWNERSHIP

s.2.1 The Parties have or shall have separate agreements with their respective Inventors, whereby their respective Inventors agree to assign all right, title and interest in Inventions to their institutions, and whereby the respective Inventors agree to cooperate with and assist their institutions in preparing, filing, prosecuting and maintaining patent applications and patents relating to Inventions throughout the world.

s.2.2 Each Party shall explicitly retain their respective rights and ownership it may have in Technology.

                                   ARTICLE 3
                              COMMERCIALIZATION

s.3.1 The Parties shall each cooperate to achieve the commercial utilization and exploitation of Technology and shall keep each other informed of all requests by third Parties concerning commercial utilization or exploitation.

Inter Institutional Agreement                                            Page 3
SKI/Southern
--------------------------------------------------------------------------------


s.3.2 The Parties warrant and represent that with respect to Technology they are under no obligation to anyone other than the inventors, contributors, and funding agencies.

s.3.3 Except as otherwise expressly set forth in this Agreement, each Party MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND ABSENSE OF INFRINGEMENT OF OR BY RIGHTS OF OTHERS.

s.3.4 Each Party is unaware of any claims asserted against them by any third parties with respect to patent infringement or any other type of liability relevant to licensing of the Technology, which have not been disclosed to the other Party as of the Effective Date of this Agreement.


                                   ARTICLE 4
                                    GRANTS

s.4.1 Upon execution of the codevelopment agreement between Southern and Eurobiotech Group, Inc. (hereinafter "Eurobiotech") shown in Exhibit A (hereinafter "Eurobiotech Agreement") by both Southern and Eurobiotech, SKI will have been deemed to have granted to Southern an exclusive, worldwide license to SKI's rights in the Technology, with the right to sublicense, to the extent necessary for Southern to fulfill its obligations under its license of the Technology to Eurobiotech Group, Inc.

s.4.2 Both SKI and Southern are free to use the Technology for their internal purposes in any way they deem fit, without informing the other party.


                                   ARTICLE 5
                             SHARING OF PROCEEDS

s.5.1 All proceeds received by Southern, including but not limited to cash or common stock payments, from the licensing or other commercial utilization of any portion of Technology pursuant to Articles 3 and 4, excluding fees for research & development, shall be apportioned seventy-five percent (75%) to Southern and twenty-five percent (25%) to SKI until the termination of Eurobiotech Agreement.

s.5.2 If Southern receives from Eurobiotech anything of value in lieu of cash payments, Southern shall share such payment with SKI according to
        Article 5.1, based on the fair market value of such payment on the date received by Southern, unless SKI waives in writing such payment obligation in part or in full.

Inter Institutional Agreement                                            Page 4
SKI/Southern
--------------------------------------------------------------------------------

s.5.3 Southern agrees to distribute to SKI it's share of royalty or other income in accordance with this Agreement, within thirty (30) days of receiving such payments. If distribution requires having shares of stock be put into SKI's name, Southern agrees to initiate such procedure within fifteen (15) days of of receipt of such stock shares. Such payments shall be accompanied by a report from each licensee detailing the calculation of royalties or milestone payment being paid. Such payments shall show "Payment under Contract SK# 3294" on the check stub, and shall be sent to:

              Memorial Sloan-Kettering Cancer Center
              Office of Industrial Affairs
              1275 York Avenue
              New York, New York 10021

        Failure to pay such sums within thirty (30) days of receipt from licensee shall be considered a material breach of this Agreement and, after due notice according to Article 12, is sufficient grounds for termination of this Agreement with the non-paying Party.

s.5.4 Southern shall keep full, true and accurate records containing all particulars that may be necessary for the purpose of showing the proceeds paid. For the term of this Agreement, upon receipt of thirty
        (30) days prior written notice, Southern shall allow SKI or its agents to inspect such records for the purpose of verifying Southern's payment statements or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than five percent (5%) discrepancy in reporting to SKI's detriment, Southern agrees to pay the full cost of such inspection.

s.5.5 Southern agrees to copy SKI promptly with all material correspondence between Southern and Eurobiotech and to consult with Sloan-Kettering on all Southern decisions which may cost an estimated $1000 or more, or which may affect the value of the Technology or the income from the Technology by an estimated $1000 or more.


                                   ARTICLE 6
                         PATENT MANAGEMENT & EXPENSES

s.6.1 SKI shall be responsible for preparing, filing, prosecuting and maintaining SKI Patents. As of the Effective Date of the Eurobiotech Agreement, SKI shall maintain SKI Patent Rights until the expiration of such rights or the termination of this Agreement, whichever occurs first. SKI agrees to copy Southern on patent correspondence relating to SKI Patent Rights.

s.6.2 Southern shall be responsible for preparing, filing, prosecuting and maintaining Southern Patents. As of the Effective Date of the Eurobiotech Agreement, Southern shall maintain Southern Patent Rights until the expiration of such rights or the termination of this Agreement, whichever occurs first. Southern agrees to copy SKI on patent correspondence relating to Southern Patent Rights.

Inter Institutional Agreement                                            Page 5
SKI/Southern
--------------------------------------------------------------------------------


        all patent applications and patents relating to Technology shall be borne by the respective Party until the execution of the Eurobiotech Agreement. Upon signing the Eurobiotech Agreement, Southern shall be responsible for and pay all future costs and expenses incurred by SKI for the preparation, filing, prosecution, issuance, and maintenance of the SKI Patents. SKI or its outside patent counsel will submit invoices to Southern for such costs and expenses, and Southern shall pay the invoiced amount within sixty days (60) of the date of such invoice.

s.6.4 Failure to pay patent expenses shall be considered a material breach of contract and, after due notice according to Article 12, is sufficient grounds for termination of this Agreement with the non-paying Party.


                                   ARTICLE 7
                                   INTEREST

s.7.1 Southern shall pay to SKI interest on any amounts not paid when due. Such interest will accrue from the fifteenth (15th) day after the payment was due at a rate two percent (2%) above the daily prime interest rate, as determined by The Chase Manhattan Bank (N.A.) or its successor entity, on each day the payment is delinquent, and the interest payment will be due and payable on the first day of each month after interest begins to accrue, until full payment of all amounts due Sloan-Kettering is made.

s.7.2 SKI's rights to receive such interest payments shall be in addition to any other rights and remedies available to SKI.

s.7.3 If the interest rate required in this subsection exceeds the legal rate in a jurisdiction where a claim for such interest is being asserted, the required interest rate shall be reduced, for such claim only, to the maximum interest rate allowable in the jurisdiction.


                                   ARTICLE 8
                                CONFIDENTIALITY

s.8.1 During the term of this Agreement and for a period of five years thereafter, The receiving party (hereinafter "Recipient") shall retain in confidence, and shall not disclose to a third party without the express written consent of the disclosing party (hereinafter "Discloser"), any Confidential Information disclosed under this Agreement, except for that Confidential Information which:

        a) was in the possession or control of the Recipient before it was received, as shown by written records;

        b) is available, or becomes available, to the public through no fault of Recipient or of any of Recipient agents or employees;


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        c)       is rightfully received from sources not bound by a similar confidentiality agreement with the Discloser, or

        d) is independently developed by Recipient without knowledge or use of the Confidential Information, as proven by competent evidence.

s.8.2 After receipt of written consent from Discloser to disclose Confidential Information to a third party, and prior to such disclosure, Recipient hereto shall obtain the written agreement of such third party, who is not otherwise bound by fiduciary obligations to Recipient, to hold in confidence and not make use of Confidential Information for any purpose other than those permitted by this Agreement. Recipient shall notify the other promptly upon discovery of any unauthorized use or disclosure of the Discloser's Confidential Information.

s.8.3 Nothing in this Agreement shall preclude SKI or Southern from making reports or disclosures required by the National Institutes of Health or any other organization which provided funds used for the research relating to Technology, or disclosing Confidential Information to the minimum extent required to comply with court orders, regulations or statutes.


                                   ARTICLE 9
                              PATENT INFRINGEMENT

s.9.1 If any Party becomes aware of any infringement of a patent covered by this Agreement, it shall notify and discuss with the other Party what action is required to terminate such infringement. Each Party shall have the option of taking action against any third party infringer of their respective patent rights. If both Parties agree to act against the infringement jointly, they shall share equally in the expenses and disbursements in connection with such action and shall also share equally all monies received as a result of such action. If one Party does not agree to join in the action against infringement, the other Party will have the right to prosecute a patent infringement action at their sole expense, and shall be entitled to retain all monies recovered.

s.9.2 If the Eurobiotech Agreement has been executed at the time the Parties become aware of any such infringement, Eurobiotech may join in such action against any third party infringer as specified in the Eurobiotech Agreement. In that event one or both Parties may elect not to join in the action against the third party infringer as specified in the Eurobiotech Agreement without being penalized according to Article 9.1.

                                  ARTICLE 10
                               INVENTORS SHARES

s.10.1 This Agreement does not preclude inventors from receiving from their respective institutions their share of royalty income and such other benefits, if any, specified under the respective patent policies of each of the Parties or under such other


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        agreements that may exist between inventors and their respective institutions. No Party shall be responsible for the other Parties' obligations to their inventors.


                                  ARTICLE 11
                               NON-USE OF NAMES

s.11.1 Neither Party shall use the names of the other Party, nor any of its Affiliates, employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from the other Party in each case.


                                  ARTICLE 12
                             TERM AND TERMINATION

s.12.1 This Agreement shall remain in effect from the Effective Date until the last to occur of: (a) the expiration of the last to expire of SKI Patents and Southern Patents; (b) the expiration of the Eurobiotech Agreement, (c) termination according to s.12.2 of this Agreement; or
        (d) by mutual agreement of the parties expressed in writing.

s.12.2 Failure by any Party to comply with any of the material obligations and conditions contained in this Agreement shall entitle the other Party to give written notice requiring it to cure such default. If such default is not cured within sixty (60) days after receipt of such notice, the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement with the defaulting Party by giving notice to take effect immediately.

s.12.3 Provisions of Article 8, and any other obligation incurred by a Party during the term of this Agreement shall survive termination.


                                  ARTICLE 13
                                 SEVERABILITY

s.13.1 If one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided that the intent of the Parties in entering into the Agreement is not materially affected thereby.


                                  ARTICLE 14
                                    NOTICES

s.14.1 Any communication required or permitted under this Agreement shall be made in writing and sent to such Party, postage prepaid, addressed to it as set out below, or as it shall subsequently designate by notice to the other Party. However, if the



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        Agreement, such communication shall be sent by registered or certified mail or other means providing proof of delivery, and also communicated by telephone as promptly as possible. Communications or notices shall be addressed as follows:

        In the case of SKI, the communication or notice shall be addressed to:

            Sloan-Kettering Institute for Cancer Research
            1275 York Avenue
            New York, New York 10021
            Attention: James S. Quirk
                       Senior Vice President
                       Research Resources Management


        In the case of Southern, the communication or notice shall be addressed to:

            Southern Research Institute
            2000 Ninth Avenue South
            P.O. Box 55305
            Birmingham, Alabama 35255-5305
            Attention: President

                                  ARTICLE 15
                                 GOVERNING LAW

s.15.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                  ARTICLE 16
                               ENTIRE AGREEMENT

s.16.1 This instrument contains the entire Agreement between the Parties hereto and supersedes all prior Agreements with respect to Technology. Any modifications of this Agreement to be effective must be in writing and signed by all Parties.


                                  ARTICLE 17
                                INDEMNIFICATION

s.17.1 Southern, and any sublicensee of rights granted under this Agreement, including Eurobiotech, shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold SKI, its Board of Managers, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed

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        Product(s) and/or Licensed Process(es) or arising from any obligation of LICENSEE hereunder, except for any injuries, losses or damages that specifically result from the gross negligence or willful misconduct of SKI.

                                  ARTICLE 18
                            MISCELANEOUS PROVISIONS

s.18.1 Each Party hereby acknowledges that the rights and obligations of this Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each Party shall comply with all such laws and regulations.

s.18.2 This Agreement shall not be construed to grant any license or other rights to either party in any patent rights, know-how, or other technology of the other party, except as expressly provided in this Agreement.

s.18.3 Neither party shall assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other, except to successor to all or substantially all of the party's assets or business operations relating to the intellectual property that is the subject of this Agreement. Any purported assignment in violation of this article shall be null and void.

s.18.4 The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

s.18.5 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have used this Agreement to be duly executed as of the Effective Date.

Sloan-Kettering Institute for Cancer         Southern Research Institute
Research

By: /s/ G.J. Bernhardt                       By: /s/ G.E. Dwyer
   -----------------------------                --------------------------------

Name: James S. Quirk                         Name: G.E. Dwyer

Title: Senior Vice President                 Title: President and CEO

Date:      9/8/1998                          Date:     9/1/1998


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                                    EXHIBIT B


SKI Patents

          United States Patent Number 4,751,221 issued June 14, 1988 United States Patent Number 4,918,179 issued April 17, 1990 Canadian Patent Number 1,271,192 issued July 3, 1990
          EPO Patent Number 0219829 issued December 30, 1992 in Germany,
               France, and the United Kingdom
          Japanese Patent Number 1998734 issued December 5, 1995


Southern Patents

          United States Patent Number 5,034,518 issued July 23, 1991
          United States Patent Number 5,384,310 issued January 24, 1995
          United States Patent Number 5,661,136 issued August 26, 1997
          European Patent Number 0473708 issued January 15, 1997 in France,
               Germany, Great Britain, Italy, Netherlands, Spain, Sweden, and Switzerland
          European Patent Application Serial Number 92912163.0 filed May 7,
               1992, designating Austria, Belgium, Germany, Greece, France, Italy, Luxembourg, Monaco, Netherlands, Spain, Sweden, Switzerland, and the United Kingdom.
          Japanese Patent Application Serial Number 2-508789 filed May 23, 1990 Japanese Patent Application Serial Number500121/1993 filed May 7, 1992 Canadian Patent Application Serial Number 2,102,782 filed May 7, 1992

                                 [LOGO OMITTED]


                              Senior Vice President
                          Research Resources Management




                                                    September 3, 1998




TO WHOM IT MAY CONCERN:


           In my absence, Mr. Gustave J. Bernhardt, Director, Research Resources Management, will sign as an institutional official for the Sloan-Kettering Institute for Cancer Research.




                                                       /s/ James S. Quirk
                                                       -------------------------
                                                       James S. Quirk
                                                       Senior Vice President


JSQ:meb




                     Memorial Sloan-Kettering Cancer Center